================================================================================

                        CNL HOSPITALITY PROPERTIES, INC.

                     Supplement No. 1, dated June 9, 2000
                       to Prospectus, dated March 30, 2000

================================================================================


         This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 30, 2000. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of June 1, 2000, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after June 1, 2000, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         The Company recently acquired two Wyndham(SM) Hotels with a new prototype design located in Billerica, Massachusetts, a suburb of Boston, and Denver, Colorado, in the Denver Tech Center. The Wyndham Billerica(SM) Property, which opened in May 1999, has 210 guest rooms, including 14 suites. The Wyndham Denver Property, referred to as the Wyndham Denver Tech Center(SM) Property opened in November 1999 and has 180 guest rooms, including 18 suites.

         The Wyndham Billerica Property is located within Technology Park, a 1.8 million square-foot commercial park, and within a four-mile radius of approximately 3.7 million square feet of office, light industrial, and research and development space. The Billerica area is home to a number of high-technology companies and serves as the world headquarters for a major computer technology company. The Property is less than 25 miles from Logan International Airport and approximately 26 miles from Boston and its numerous historical sites.

         The Wyndham Denver Tech Center Property is located within the Denver Tech Center, a 12 million square-foot high-technology park with approximately 1,000 companies and more than 30,000 employees. Four other office parks are within seven miles of the hotel and a fifth office park is currently under construction. In total, more than 21 million square feet of office space is within a seven-mile radius of the hotel. The Property is approximately ten miles from downtown Denver and approximately 25 miles from Denver International Airport. According to Hospitality Valuation Services (HVS) data, Denver is known as a hub for cable operations and the telecommunications industry. Several cable, satellite broadcast and telephone companies, as well as investment firms, have facilities in the southern region of Denver.

         As of June 1, 2000, the Company owned interests in 13 Properties and had commitments to acquire an additional 17 properties. The Company's interest in the Properties is focused on real estate only, not hotel operations. All of the Properties owned by the Company are leased on a long-term triple net basis to operators of national hotel chains.


                                  THE OFFERINGS

GENERAL

         A maximum of 27,500,000 Shares ($275,000,000) are being offered at a purchase price of $10.00 per Share. Included in the 27,500,000 Shares offered, the Company has registered 2,500,000 Shares ($25,000,000) available to stockholders purchasing Shares in this offering who receive a copy of this Prospectus or to stockholders who purchased Shares in the Initial Offering and who received a copy of the related prospectus and who elect to participate in the Reinvestment Plan. Prior to the conclusion of this offering, if any of the 2,500,000 Shares remain after meeting anticipated obligations under the Reinvestment Plan, the Company may decide to sell a portion of these Shares in this offering.

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, from 5,567 stockholders, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced this offering of up to 27,500,000 Shares. As of June 1, 2000, the Company had received aggregate subscriptions for 36,973,119 Shares totalling $369,731,187 in Gross Proceeds, including 74,863 Shares ($748,625) issued pursuant to the Reinvestment Plan from its Initial Offering and this offering. As of June 1, 2000, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses, totalled approximately $329,000,000. The Company has used Net Offering Proceeds to invest, directly or indirectly, approximately $180,000,000 in 13 hotel Properties, to pay $7,120,800 as deposits on seven additional hotel Properties, to redeem 27,490 Shares of Common Stock for $252,955 and to pay approximately $19,100,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $122,300,000 available to invest in Properties and Mortgage Loans. See "Business -- Pending Investments" for information on 17 Properties the Company has entered into commitments to acquire.

         As described in "The Offering" section of the Prospectus, the Board of Directors may determine to engage in future offerings of Common Stock. In connection therewith, the Board of Directors has approved a third offering by the Company of up to 45,000,000 Shares, of which up to 5,000,000 Shares are being offered to participants in our Reinvestment Plan in connection with the third offering. The third offering will be at the same price and on substantially the same terms as this offering. The third offering was declared effective by the Securities and Exchange Commission on May 23, 2000. The Company will not commence the third offering until after the completion of this offering.

         The Company currently anticipates that any Net Offering Proceeds received from the third offering will be invested in hotel Properties or, to a lesser extent, to make Mortgage Loans to hotel operators. The Company believes that the net proceeds received from the third offering and any additional offerings will enable the Company to continue to grow and take advantage of acquisition opportunities until such time, if any, that the Company lists on a national exchange. Under the Company's Articles of Incorporation, if the Company does not list by December 31, 2007, it will commence an orderly liquidation of its assets, and the distribution of the proceeds therefrom to its stockholders.


                                  RISK FACTORS

TAX RISKS

         The following information updates and replaces the third and fourth paragraph on page 20 of the Prospectus.

         Risks Associated with Loans Secured by Personal Property. In order to qualify as a REIT, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents, and government securities. Our secured equipment leases would not be considered real estate assets for federal income tax purposes. Therefore, the value of the secured equipment leases, together with any other property that is not considered a real estate asset for federal income tax purposes, must represent in the aggregate less than 25% of our total assets.

         In addition, we may not own securities in, or make secured equipment loans to, any one company (other than a REIT) which have, in the aggregate, a value in excess of 5% of our total assets. For federal income tax purposes, the secured equipment leases would be considered loans. The value of the secured equipment leases entered into with any particular tenant under a lease or entered into with any particular borrower under a loan must not represent in excess of 5% of our total assets.

                             MANAGEMENT COMPENSATION

         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Transactions."


                                    BUSINESS

GENERAL

         The following information updates and replaces the first full paragraph and the second full paragraph on page 42 of the Prospectus.

         The Company will borrow money to acquire Assets and to pay certain fees. The Company intends to encumber Assets in connection with the borrowing. The Company plans to obtain one or more revolving Lines of Credit in an aggregate amount up to $100,000,000, and may, in addition, also obtain Permanent Financing. On July 31, 1998, the Company entered into an initial $30,000,000 revolving Line of Credit to be used to acquire hotel Properties. See the section of the Prospectus entitled "Business -- Borrowing" for a description of the $30,000,000 Line of Credit. The Board of Directors anticipates that the aggregate amount of any Permanent Financing, if obtained, will not exceed 30% of the Company's total assets. The Permanent Financing would be used to acquire Assets and pay a fee of 4.5% of any Permanent Financing, excluding amounts to fund Secured Equipment Leases, as Acquisition Fees, to the Advisor for identifying the Properties, structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans. The Line of Credit may be increased at the discretion of the Board of Directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. The Line of Credit and Permanent Financing are the only source of funds for making Secured Equipment Leases and for paying the Secured Equipment Lease Servicing Fee to the Advisor. The Company has not yet received a commitment for any Permanent Financing and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms.

         As of June 1, 2000, the Company had acquired, directly or indirectly, 13 hotel Properties consisting of land, building and equipment and had initial commitments to acquire 17 additional Properties. However, as of June 1, 2000, the Company had not entered into any arrangements that create a reasonable probability that the Company will enter into any Mortgage Loan or Secured Equipment Lease.

INVESTMENT OF OFFERING PROCEEDS

         The following information updates and replaces the fourth full paragraph on page 42 of the Prospectus.

         Based on the purchase prices of the 30 Properties that the Company had either acquired or committed to acquire as of June 1, 2000 and current market conditions, the Company and the Advisor have estimated an average purchase price of $10,000,000 to $40,000,000 per hotel Property. Assuming the Company receives the full $250,000,000 in Gross Proceeds from this offering, for which there is no assurance, and acquires the 17 Properties for which it has entered into commitments, the Company could invest in a total portfolio of approximately 35 to 51 hotel Properties. In certain cases, the Company may become a co-venturer in a Joint Venture that will own the Property. In each such case, the Company's cost to purchase an interest in such Property will be less than the total purchase price and the Company therefore will be able to acquire interests in a greater number of Properties. In addition, the Board of Directors may determine to engage in future offerings of Common Stock, the proceeds of which could be used to acquire additional Properties or make Mortgage Loans. The Company may also borrow to acquire Assets. See the section of the Prospectus entitled "Business -- Borrowing." Management estimates that 10% to 15% of the Company's investment for each hotel Property will be for the cost of land, 80% to 85% for the cost of the building and 5% to 10% for the cost of furniture, fixtures and equipment. See the section of the Prospectus entitled "Joint Venture Arrangements" and "Risk Factors -- Real Estate and Other Investment Risks -- Possible Lack of Diversification Increases Risk of Investment." Management cannot estimate the number of Mortgage Loans that may be entered into. The Company may also borrow money to make Mortgage Loans.

PROPERTY ACQUISITIONS

         Atlanta Portfolio.

         The following information updates and replaces the seventh bullet point and the third full paragraph on page 43, and the table on page 44 of the Prospectus.

o Management fees payable to Crestline Hotels & Resorts, Inc., who was assigned the management rights of Stormont Trice Management Corporation on March 6, 2000, for operation of the Buckhead (Lenox Park) and Gwinnett Place Properties are subordinated to minimum rents due to the Company.

         In connection with the acquisition of these two Properties, the Company may be required to make an additional payment (the "Earnout Amount") of up to $1 million if certain earnout provisions are achieved by July 31, 2001. After July 31, 2001, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.44), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any such amount paid. As of March 31, 2000, approximately $97,000 was payable under this agreement.

         The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                    Buckhead (Lenox Park) Property                               Gwinnett Place Property
         ------------------------------------------------------    -----------------------------------------------------
                    Average           Average             Revenue            Average           Average             Revenue
                   Occupancy        Daily Room         per Available        Occupancy        Daily Room         per Available
    Year             Rate              Rate                Room               Rate              Rate                Room
--------------   --------------    --------------     ----------------    --------------    --------------     ----------------
        *1997         42.93%          $  91.15              $39.13             39.08%            $85.97              $33.60
         1998         75.20%             99.70               75.01             74.10%             87.36               64.73
         1999         81.00%            104.50               84.66             80.40%             88.16               70.84
       **2000         79.30%            106.09               84.15             76.90%             91.81               70.64

* Data for the Buckhead (Lenox Park) Property represents the period August 7, 1997 through December 31, 1997 and data for the Gwinnett Place Property represents the period August 1, 1997 through December 31, 1997.
**       Data for 2000 represents the period January 1, 2000 through March 31,
         2000.

         Western International Portfolio.

         The following information updates and replaces the table on page 48 of the Prospectus.

         The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                                                                                                              Revenue
                                                                           Average          Average             per
                                                                          Occupancy        Daily Room        Available
           Property                    Location             Year            Rate              Rate             Room
-------------------------------    ------------------    -----------    --------------    -------------     ------------
Legacy Park Property               Plano, TX                  *1998           8.20%          $  45.28       $    3.70
                                                             **1999          61.50%             89.09           54.80
                                                            ***2000          67.10%             91.04           61.07

Market Center Property             Dallas, TX                 *1998          37.90%           $100.95        $  38.26
                                                             **1999          69.20%            115.34           79.87
                                                            ***2000          74.50%            137.44          102.42

                                                                                                              Revenue
                                                                           Average          Average             per
                                                                          Occupancy        Daily Room        Available
           Property                    Location             Year            Rate              Rate             Room
-------------------------------    ------------------    -----------    --------------    -------------     ------------
Hughes Center Property             Las Vegas, NV              *1998          47.30%           $107.86        $  51.00
                                                             **1999          75.20%             94.16           70.85
                                                            ***2000          78.60%            106.78           83.96

Dallas Plano Property              Plano, TX                  *1998          46.70%          $  88.79       $  41.47
                                                             **1999          74.30%             75.38           56.03
                                                            ***2000          90.40%             77.90           70.43

Scottsdale Downtown
Property                           Scottsdale, AZ            **1999          39.30%          $  76.95        $  30.26
                                                            ***2000          72.30%            128.03           92.62

Lake Union Property                Seattle, WA               **1999          69.70%           $116.72       $  81.34
                                                            ***2000          55.80%            106.16           59.26

Phoenix Airport Property           Phoenix, AZ               **1999          41.40%          $  83.88       $  34.70
                                                            ***2000          66.20%            119.80           79.26

* Data for the Legacy Park Property represents the period December 23, 1998 through January 1, 1999, data for the Market Center Property represents the period November 11, 1998 through January 1, 1999, data for the Hughes Center Property represents the period October 1, 1998 through January 1, 1999 and data for the Dallas Plano Property represents the period October 12, 1998 through January 1, 1999.

** Data for the Legacy Park, Market Center, Hughes Center and Dallas Plano Properties represents the period January 2, 1999 through December 31, 1999, and data for the Scottsdale Downtown, Lake Union and Phoenix Airport Properties represents the period May 22, 1999 through December 31, 1999.

***      Data for 2000 represents the period January 1, 2000 through March 24,
         2000.

         Courtyard(R) by Marriott(R) located in Philadelphia, Pennsylvania.

         The following information updates and replaces the table on page 49 of the Prospectus.

         The average occupancy rate, the average daily room rate and the revenue per available room for the period the hotel has been operational are as follows:


                         Philadelphia Downtown Property
            ---------------------------------------------------------
                    Average             Average             Revenue
                   Occupancy          Daily Room         per Available
   Year               Rate               Rate                Room
------------     ---------------    ----------------    ----------------
      *1999          25.20%             $114.95              $28.97
     **2000          37.10%              122.39               45.37

* Data for the Philadelphia Downtown Property represents the period November 20, 1999 through December 31, 1999.

**       Data for 2000 represents the period January 1, 2000 through March 24,
         2000.

         The Company believes that the results achieved by the Property, as shown in the table above, are not indicative of its long-term operating potential, as the Property had only been open since November 1999.

         Residence Inn(R) by Marriott(R) located in Mira Mesa, California.

         The following information updates and replaces the table on page 51 of the Prospectus.

         The average occupancy rate, the average daily room rate and the revenue per available room for the period the hotel has been operational are estimated to be as follows:

                               Mira Mesa Property
            ---------------------------------------------------------
                    Average             Average             Revenue
                   Occupancy          Daily Room         per Available
   Year               Rate               Rate                Room
------------     ---------------    ----------------    ----------------

      *1999          74.00%             $104.00              $76.96
     **2000          78.90%              121.00               95.50

* Data for the Mira Mesa Property represents the period September 20, 1999 through December 31, 1999.

**       Data for 2000 represents the period January 1, 2000 through March 24,
         2000.

         The Company believes that the results achieved by the Property, as shown in the table above, may or may not be indicative of its long-term operating potential, as the Property had only been open since September 1999.

         Wyndham Portfolio. On June 1, 2000, the Company acquired two hotel Properties. The Properties are a Wyndham Hotel located in Billerica, Massachusetts, a suburb of Boston (the "Wyndham Billerica Property"), and a Wyndham Hotel located in Denver, Colorado, in the Denver Tech Center (the "Wyndham Denver Tech Center Property").

         The Company acquired the Wyndham Billerica Property for $25,092,000 from PAH Billerica Realty Company, LLC and the Wyndham Denver Tech Center Property for $18,353,000 from WII Denver Tech, LLC. In connection with the purchase of the two Properties, the Company, as lessor, entered into two separate, long-term lease agreements. The leases on both Properties are cross-defaulted. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business -- Description of Property Leases." The principal features of the leases are as follows:

o        The initial term of each lease is approximately 15 years.

o At the end of the initial lease term, the tenant will have three consecutive renewal options of five years each.

o The leases require minimum rent payments to the Company of $2,509,200 per year for the Wyndham Billerica Property and $1,835,300 per year for the Wyndham Denver Tech Center Property.

o Minimum rent payments will increase to $2,571,930 per year for the Wyndham Billerica Property and $1,881,183 per year for the Wyndham Denver Tech Center Property after the first lease year.

o In addition to minimum rent, for each calendar year, the leases require percentage rent equal to 10% of the aggregate amount of all revenues combined, for the Wyndham Billerica and the Wyndham Denver Tech Center Properties, in excess of $13,683,000.

o A security deposit equal to $1,254,600 for the Wyndham Billerica Property and $917,650 for the Wyndham Denver Tech Center Property has been retained by the Company as security for the tenant's obligations under the leases.

o Management fees payable to Wyndham International, Inc., for operation of the Wyndham Billerica and Wyndham Denver Tech Center Properties are subordinated to minimum rents due to the Company.

o The tenant of the Wyndham Billerica and Wyndham Denver Tech Center Properties has established an FF&E Reserve. Deposits to the FF&E Reserve are made monthly as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

         In connection with the acquisition of these two Properties, the Company may be required to make an additional payment (the "Earnout Amount") of up to $2,471,500 if certain earnout provisions are achieved by June 1, 2003. After June 1, 2003, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.33), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any such amount paid.

         The federal income tax basis of the depreciable portion of the Wyndham Billerica Property and the Wyndham Denver Tech Center Property is approximately $21,500,000 and $14,700,000, respectively.

         The Wyndham Billerica Property, which opened in May 1999, is a Wyndham Hotel with a new prototype design located in Billerica, Massachusetts, a suburb of Boston. The Wyndham Billerica Property has 210 guest rooms, including 14 suites, 4,346 square feet of meeting space, a 64-seat restaurant, a 33-seat lounge, a library, an indoor pool and a fitness center and spa. The Property is located within Technology Park, a 1.8 million square-foot commercial park. The hotel is within a four-mile radius of approximately 3.7 million square feet of office, light industrial, and research and development space. The Property is accessible by a variety of local and interstate highways, and is less than 25 miles from Logan International Airport. The Billerica area is home to a number of high-technology companies and serves as the world headquarters for a major computer technology company. Billerica is approximately 26 miles from Boston and its numerous historical sites, including The Freedom Trail, Paul Revere's House, Old North Church, Faneuil Hall and the newly restored U.S.S. Constitution, the U.S. Navy's oldest commissioned ship. Other lodging facilities located in proximity to the Wyndham Billerica Property include a Courtyard by Marriott, a Doubletree Hotel, a Homewood Suites, a Marriott, a Renaissance(R) Hotel and a Wyndham Garden Hotel.

         The Wyndham Denver Tech Center Property, which opened in November 1999, is a Wyndham Hotel with a new prototype design located in Denver, Colorado. The Wyndham Denver Tech Center Property has 180 guest rooms, including 18 suites, 4,040 square feet of meeting space, a 64-seat restaurant, a 33-seat lounge, a library, an indoor pool and a fitness center and spa. The Property is located within the Denver Tech Center, a 12 million square-foot high-technology park with approximately 1,000 companies and more than 30,000 employees. The Center is currently under expansion and several major companies are acquiring additional office space near the Center. Four other office parks are within seven miles of the hotel, including Greenwood Plaza, Inverness Business Park, Waterview Development and Meridian International Business Center. A fifth office park, ParkRidge Corporate Center, is currently under construction. In total, more than 21 million square feet of office space is within a seven-mile radius of the hotel. The Property is accessible by a variety of local and interstate highways, and is approximately ten miles from downtown Denver and approximately 25 miles from Denver International Airport. According to Hospitality Valuation Services
(HVS) data, Denver is known as a hub for cable operations and the telecommunications industry. Several cable, satellite broadcast and telephone companies, as well as investment firms, have facilities in the southern region of Denver. Other lodging facilities located in proximity to the Wyndham Denver Tech Center Property include a Hyatt Regency, a Marriott, an Embassy Suites, a Sheraton Hotel, a Hilton and a Summerfield Suites. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                      Wyndham Billerica Property                           Wyndham Denver Tech Center Property
         ------------------------------------------------------    -----------------------------------------------------
                    Average           Average             Revenue            Average           Average             Revenue
                   Occupancy        Daily Room         per Available        Occupancy        Daily Room         per Available
    Year             Rate              Rate                Room               Rate              Rate                Room
--------------   --------------    --------------     ----------------    --------------    --------------     ----------------
        *1999         60.25%           $109.38              $65.89             31.17%            $76.40              $23.76
       **2000         65.79%            117.76               77.47             55.04%             84.23               46.36

* Data for the Wyndham Billerica Property represents the period May 15, 1999 through December 31, 1999 and data for the Wyndham Denver Tech Center Property represents the period November 15, 1999 through December 31, 1999.

**       Data for 2000 represents the period January 1, 2000 through March 31,
         2000.

         The Company believes that the results achieved by the Properties, as shown in the table above, are not indicative of their long-term operating potential, as the Properties had only been open since May and November 1999, respectively.

         Wyndham Brands. The brand, Wyndham Hotels & Resorts(R), is part of Wyndham International, Inc.'s portfolio of lodging brands. According to Wyndham's company overview, Wyndham International, Inc. is one of the world's largest hospitality and lodging companies serving business and leisure travelers with hotels and resorts located in major metropolitan business centers and leading vacation markets in the United States, Canada, the Caribbean, Mexico and Europe. According to Wyndham data, as of February 2, 2000, Wyndham International, Inc. owns, leases, manages and franchises more than 300 hotels totalling more than 70,000 guest rooms.

PENDING INVESTMENTS

         The following information updates and replaces the last two paragraphs on page 51 and the table beginning on page 52 of the Prospectus.

         As of June 1, 2000, the Company had initial commitments to acquire 17 additional hotel properties. These Properties are four Courtyard by Marriott properties (one in each of Alpharetta, Georgia; Orlando, Florida; Overland Park, Kansas and Palm Desert, California), one Fairfield Inn(R) by Marriott(R) (in Orlando, Florida), five SpringHill Suites(TM) by Marriott(R) (one in each of Centreville, Virginia; Charlotte, North Carolina; Gaithersburg, Maryland; Orlando, Florida and Raleigh/Durham, North Carolina), three Residence Inn by Marriott properties (one in each of Merrifield, Virginia; Palm Desert,
California and Cottonwood, Utah) and four TownePlace Suites(R) by Marriott(R) (one in each of Tewksbury, Massachusetts; Mt. Laurel, New Jersey; Newark, California and Scarborough, Maine). The acquisition of each of these properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases." In order to acquire all of these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.

                                              Estimated Purchase           Lease Term and                 Minimum Annual
Property                                             Price                 Renewal Options                    Rent
--------                                     -------------------          ---------------                 -----------------
Courtyard by Marriott                                (2)             15 years; two ten-year         10% of the Company's total cost
Orlando, FL (1)                                                      renewal options                to purchase the property
(the "Courtyard Little Lake Bryan
Property")
Hotel under construction

Fairfield Inn by Marriott                            (2)             15 years; two ten-year         10% of the Company's total cost
Orlando, FL (1)                                                      renewal options                to purchase the property
(the "Fairfield Inn Little Lake Bryan
Property")
Hotel under construction

SpringHill Suites by Marriott                        (2)             15 years; two ten-year         10% of the Company's total cost
Orlando, FL (1)                                                      renewal options                to purchase the property
(the "SpringHill Suites Little Lake
Bryan Property")
Hotel under construction

Residence Inn by Marriott                        $18,816,000         15 years; two ten-year         10% of the Company's total cost
Merrifield, VA (3)                                                   renewal options                to purchase the property
(the "Residence Inn Merrifield Property")
Hotel under construction

SpringHill Suites                                $15,215,000         15 years; two ten-year         10% of the Company's total cost
Gaithersburg, MD (3)                                                 renewal options                to purchase the property
(the "SpringHill Suites Gaithersburg
Property")
Hotel under construction

TownePlace Suites                                $13,600,000         15 years; two ten-year         10% of the Company's total cost
Newark, CA (3)(4)                                                    renewal options                to purchase the property
(the "TownePlace Suites Newark Property")
Hotel under construction


Courtyard by Marriott                            $13,510,000         15 years; two ten-year         10% of the Company's total cost
Palm Desert, CA (3)                                                  renewal options                to purchase the property
(the "Courtyard Palm
Desert Property")
Existing hotel


Property                                                Percentage Rent
--------                                                ---------------
Courtyard by Marriott                            for each lease year after the
Orlando, FL (1)                                  second lease year, 7% of revenues
(the "Courtyard Little Lake Bryan                in excess of revenues for the
Property")                                       second lease year
Hotel under construction

Fairfield Inn by Marriott                        for each lease year after the
Orlando, FL (1)                                  second lease year, 7% of revenues
(the "Fairfield Inn Little Lake Bryan            in excess of revenues for the
Property")                                       second lease year
Hotel under construction

SpringHill Suites by Marriott                    for each lease year after the
Orlando, FL (1)                                  second lease year, 7% of revenues
(the "SpringHill Suites Little Lake              in excess of revenues for the
Bryan Property")                                 second lease year
Hotel under construction

Residence Inn by Marriott                        for each lease year after the
Merrifield, VA (3)                               second lease year, 7% of revenues
(the "Residence Inn Merrifield Property")        in excess of revenues for the
Hotel under construction                         second lease year

SpringHill Suites                                for each lease year after the
Gaithersburg, MD (3)                             second lease year, 7% of revenues
(the "SpringHill Suites Gaithersburg             in excess of revenues for the
Property")                                       second lease year
Hotel under construction

TownePlace Suites                                for each lease year after the
Newark, CA (3)(4)                                second lease year, 7% of revenues
(the "TownePlace Suites Newark Property")        in excess of revenues for the
Hotel under construction                         second lease year


Courtyard by Marriott                            for each lease year after the
Palm Desert, CA (3)                              second lease year, 7% of revenues
(the "Courtyard Palm                             in excess of revenues for the
Desert Property")                                second lease year
Existing hotel

                                              Estimated Purchase           Lease Term and                 Minimum Annual
Property                                             Price                 Renewal Options                     Rent
--------                                     -------------------          ---------------                 -----------------

Residence Inn by Marriott                        $16,740,000         15 years; two ten-year         10% of the Company's total cost
Palm Desert, CA (3)                                                  renewal options                to purchase the property
(the "Residence Inn
Palm Desert Property")
Existing hotel

Courtyard by Marriott                            $13,877,000         15 years; two ten-year         10% of the Company's total cost
Alpharetta, GA (5)                                                   renewal options                to purchase the property
(the "Courtyard Alpharetta Property")
Existing hotel

Courtyard by Marriott                            $15,790,000         15 years; two ten-year         10% of the Company's total cost
Overland Park, KS (5)                                                renewal options                to purchase the property
(the "Courtyard Overland
Park Property")
Hotel under construction


Residence Inn by Marriott                        $14,573,000         15 years; two ten-year         10% of the Company's total cost
Cottonwood, UT (5)                                                   renewal options                to purchase the property
(the "Residence Inn
Cottonwood Property")
Existing hotel

SpringHill Suites by Marriott                    $11,414,000         15 years; two ten-year         10% of the Company's total cost
Centreville, VA (5)                                                  renewal options                to purchase the property
(the "SpringHill Suites
Centreville Property")
Hotel under construction

SpringHill Suites by Marriott                    $11,773,000         15 years; two ten-year         10% of the Company's total cost
Charlotte, NC (5)                                                    renewal options                to purchase the property
(the "SpringHill Suites
Charlotte Property")
Hotel under construction

SpringHill Suites by Marriott                     $8,822,000         15 years; two ten-year         10% of the Company's total cost
Raleigh/Durham, NC (5)                                               renewal options                to purchase the property
(the "SpringHill Suites
Raleigh/Durham Property")
Hotel under construction


Property                                                Percentage Rent
--------                                                ---------------
Residence Inn by Marriott                        for each lease year after the
Palm Desert, CA (3)                              second lease year, 7% of revenues
(the "Residence Inn                              in excess of revenues for the
Palm Desert Property")                           second lease year
Existing hotel

Courtyard by Marriott                            for each lease year after the
Alpharetta, GA (5)                               second lease year, 7% of revenues
(the "Courtyard Alpharetta Property")            in excess of revenues for the
Existing hotel                                   second lease year

Courtyard by Marriott                            for each lease year after the
Overland Park, KS (5)                            second lease year, 7% of revenues
(the "Courtyard Overland                         in excess of revenues for the
Park Property")                                  second lease year
Hotel under construction


Residence Inn by Marriott                        for each lease year after the
Cottonwood, UT (5)                               second lease year, 7% of revenues
(the "Residence Inn                              in excess of revenues for the
Cottonwood Property")                            second lease year
Existing hotel

SpringHill Suites by Marriott                    for each lease year after the
Centreville, VA (5)                              second lease year, 7% of revenues
(the "SpringHill Suites                          in excess of revenues for the
Centreville Property")                           second lease year
Hotel under construction

SpringHill Suites by Marriott                    for each lease year after the
Charlotte, NC (5)                                second lease year, 7% of revenues
(the "SpringHill Suites                          in excess of revenues for the
Charlotte Property")                             second lease year
Hotel under construction

SpringHill Suites by Marriott                    for each lease year after the
Raleigh/Durham, NC (5)                           second lease year, 7% of revenues
(the "SpringHill Suites                          in excess of revenues for the
Raleigh/Durham Property")                        second lease year
Hotel under construction

                                              Estimated Purchase           Lease Term and                 Minimum Annual
Property                                            Price                  Renewal Options                      Rent
--------                                     -------------------          ---------------                 -----------------
TownePlace Suites by Marriott                     $9,050,000         15 years; two ten-year         10% of the Company's total cost
Tewksbury, MA (5)                                                    renewal options                to purchase the property
(the "TownePlace Suites
Tewksbury Property")
Existing hotel

TownePlace Suites by Marriott                     $7,711,000         15 years; two ten-year         10% of the Company's total cost
Mt. Laurel, NJ (5)                                                   renewal options                to purchase the property
(the "TownePlace Suites
Mt. Laurel Property")
Existing hotel

TownePlace Suites by Marriott                     $7,160,000         15 years; two ten-year         10% of the Company's total cost
Scarborough, ME (5)                                                  renewal options                to purchase the property
(the "TownePlace Suites
Scarborough Property")
Existing hotel


Property                                         Percentage Rent
--------                                         ---------------
TownePlace Suites by Marriott             for each lease year after the
Tewksbury, MA (5)                         first lease year, 7% of revenues
(the "TownePlace Suites                   in excess of proforma revenues for
Tewksbury Property")                      the second lease year
Existing hotel

TownePlace Suites by Marriott             for each lease year after the
Mt. Laurel, NJ (5)                        first lease year, 7% of revenues
(the "TownePlace Suites                   in excess of proforma revenues for
Mt. Laurel Property")                     the second lease year
Existing hotel

TownePlace Suites by Marriott             for each lease year after the
Scarborough, ME (5)                       first lease year, 7% of revenues
(the "TownePlace Suites                   in excess of proforma revenues for
Scarborough Property")                    the second lease year
Existing hotel

----------
FOOTNOTES:

(1) The leases for the Courtyard Little Lake Bryan, the Fairfield Inn Little Lake Bryan and the SpringHill Suites Little Lake Bryan Properties are expected to be with the same unaffiliated lessee.

(2) The anticipated aggregate purchase price for the Courtyard Little Lake Bryan, Fairfield Inn Little Lake Bryan and SpringHill Suites Little Lake Bryan Properties is approximately $100 million.

(3) The leases for the Residence Inn Merrifield, the SpringHill Suites Gaithersburg, the TownePlace Suites Newark, the Courtyard Palm Desert and the Residence Inn Palm Desert Properties are expected to be with the same unaffiliated lessee.

(4) The Company may be obligated to fund up to an additional $1 million in construction costs relating to this Property.

(5) The leases for the Courtyard Alpharetta, the Courtyard Overland Park, the Residence Inn Cottonwood, the SpringHill Suites Centreville, the SpringHill Suites Charlotte, the SpringHill Suites Raleigh/Durham, the TownePlace Suites Tewksbury, the TownePlace Suites Mt. Laurel and the TownePlace Suites Scarborough Properties are expected to be with the same unaffiliated lessee.

         Little Lake Bryan Properties.

         The following information updates and replaces the second paragraph on page 54, the last paragraph on page 55 and the table on page 56 of the Prospectus.

         The lodging market in the Lake Buena Vista area averaged 75.2% occupancy and an average daily room rate of $116.35 for 1999. The Lake Buena Vista lodging market also achieved a 9.6% growth in room demand on a compounded annual basis over the last ten years.

         Newark Property. The Newark Property, which is scheduled to open in August 2000, is a TownePlace Suites by Marriott located in Newark, California, near Silicon Valley. The Newark Property is expected to resemble a garden apartment complex and include 127 guest suites. According to HVS data, Silicon Valley is home to more than 33% of the 100 largest technology firms launched since 1965 and currently boasts 11% of the nation's high-technology jobs. Due to this high concentration of high-technology employment, personal wealth levels in the area are 21.2% higher than the national average. One major high technology firm, located just three miles from the hotel, recently completed a 1.1 million square-foot expansion for its worldwide training facility and has begun construction on an 800,000-square-foot research and development site. Additional business growth within 3.5 miles includes the expansion of the Ardenwood Business Park and the Baypoint Center Technology Park, a 500,000-square-foot research and development property. The property is readily accessible by a variety of local and county roadways, as well as some state highways. The San Jose International Airport is located approximately 14 miles south of the hotel and the Oakland International Airport is approximately 18 miles north of the property.

         The following chart provides additional information on systemwide occupancy levels for Marriott systemwide lodging brands:

                          Total Occupancy Rate for 1999
                          Marriott Brand as Compared to
                              U.S. Lodging Industry

                                                               Occupancy Rate
                                                               --------------

U.S. Lodging Industry                                              63.3%
Courtyard by Marriott                                              73.2%
Fairfield Inn by Marriott                                          68.7%
Marriott Hotels, Resorts and Suites                                73.8%
Residence Inn by Marriott                                          79.0%

              Source: Smith Travel Research (U.S. Lodging Industry only) and Marriott International, Inc. 1999 Form 10-K

SITE SELECTION AND ACQUISITION OF PROPERTIES

         The following information updates and replaces the fourth full paragraph on page 57 and the third full paragraph on page 59 of the Prospectus.

         The purchase of each Property will be supported by an appraisal of the real estate prepared by an independent appraiser. The Advisor, however, will rely on its own independent analysis and not on such appraisals in determining whether or not to recommend that the Company acquire a particular property. The purchase price of each such Property or portfolio of Properties, plus any Acquisition Fees paid by the Company in connection with such purchase, will not exceed, in the case of an individual Property, the Property's appraised value or, in the case of a portfolio of Properties, the total of the appraised values of the Properties in the portfolio. (In connection with the acquisition of a Property which is to be constructed or renovated, the comparison of the purchase price and the appraised value of such Property ordinarily will be based on the "stabilized value" of such Property.) The stabilized value is the value at the point which the Property has reached its level of competitiveness at which it is expected to operate over the long term. It should be noted that appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value. Each appraisal will be maintained in the Company's records for at least five years and will be available for inspection and duplication by any stockholder.

         Construction and Renovation

         In all situations where construction or renovation of a Property is required, the Company also will have the right to review the developer's books, records, and agreements during and following completion of construction to verify actual costs.

BORROWING

         The following information updates and replaces the first paragraph on page 67 of the Prospectus.

         The Company will borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with the borrowing. The Company plans to obtain one or more revolving Lines of Credit in an aggregate amount up to $100,000,000, and may also obtain Permanent Financing. The Line of Credit may be increased at the discretion of the Board of Directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. The Line of Credit and Permanent Financing are the only source of funds for making Secured Equipment Leases and for paying the Secured Equipment Lease Servicing Fee.


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Appendix B.

                                       Quarter Ended
                                March 31,         March 31,
                                   2000              1999                            Year Ended December 31,
                               (Unaudited)       (Unaudited)           1999              1998           1997 (1)       1996 (2)
                              ---------------    -------------    ---------------    -------------     ------------    ----------
Revenues                          $5,581,157       $1,333,352        $10,677,505       $1,955,461         $ 46,071          $ --
Net earnings                       3,945,084          430,280          7,515,988          958,939           22,852            --
Cash distributions
  declared (3)                     5,522,124          998,652         10,765,881        1,168,145           29,776            --
Funds from operations (4)          5,456,911          787,347         10,478,103        1,343,105           22,852            --
Earnings per Share
  Basic                                 0.13             0.07               0.47             0.40             0.03            --
  Diluted                               0.12             0.06               0.45             0.40             0.03            --
Cash distributions declared
  per Share                             0.18             0.17               0.72             0.47             0.05            --
Weighted average number
  of Shares outstanding (5)
     Basic                        31,200,726        6,419,548         15,890,212        2,402,344          686,063            --
     Diluted                      38,622,874        7,812,448         21,437,859        2,402,344          686,063            --

                                March 31,         March 31,
                                   2000              1999                                  December 31,
                               (Unaudited)       (Unaudited)           1999              1998             1997           1996
                              ---------------    -------------    ---------------    -------------     ------------    ----------
Total assets                    $309,122,011      $84,706,283       $266,968,274      $48,856,690       $9,443,476      $598,190
Total stockholders' equity       292,031,594       79,083,113        253,054,839       37,116,491        9,233,917       200,000


(1) No operations commenced until the Company received minimum offering proceeds and funds were released from escrow on October 15, 1997.

(2) Selected financial data for 1996 represents the period June 12, 1996 (date of inception) through December 31, 1996.

(3) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. Approximately 29%, 57%, 30%, 18% and 23% of cash distributions for the quarters ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997, respectively, represent a return of capital in accordance with generally accepted accounting principles ("GAAP"). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis, including deductions for depreciation expense. The Company has not treated such amount as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(4) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying financial statements and notes thereto. See Appendix B -- Financial Information.

(5) The weighted average number of Shares outstanding is based upon the period the Company was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as "believe," "expect" and "may." Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, the availability of capital from borrowings under the Company's Line of Credit, availability of proceeds from the Company's offering, the ability of the Company to obtain Permanent Financing on satisfactory terms, the ability of the Company to continue to identify suitable investments, the ability of the Company to continue to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of such tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

INTRODUCTION

         The Company

         The Company is a Maryland corporation that was organized on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partner, respectively, of CNL Hospitality Partners, LP. In this section, the term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp. and CNL Philadelphia Annex, LLC.

         The Company was formed to acquire Properties located across the United States to be leased on a long-term, "triple-net" basis to operators of selected national and regional limited service, extended stay and full service Hotel Chains. The Company may also provide Mortgage Loans and Secured Equipment Leases to operators of

Hotel Chains. Secured Equipment Leases will be funded from the proceeds of financing to be obtained by the Company. The aggregate outstanding principal amount of Secured Equipment Leases will not exceed 10% of Gross Proceeds from the Company's offerings of Shares of Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

         Common Stock Offerings

         The Company was formed in June 1996, at which time it received initial capital contributions from the Advisor of $200,000 for 20,000 Shares of Common Stock. On July 9, 1997, the Company commenced its Initial Offering of Shares of Common Stock. Upon completion of the Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in Gross Proceeds, including $72,637 (7,264 Shares) through the Company's Reinvestment Plan. Following the completion of its Initial Offering, the Company commenced this offering of up to 27,500,000 Shares of Common Stock ($275,000,000). As of March 31, 2000, the Company had received subscriptions for 18,866,111 Shares totalling $188,661,114 in Gross Proceeds from this offering, including $675,988 (67,599 Shares) through the Company's Reinvestment Plan.

         As of March 31, 2000 and December 31, 1999, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $300,000,000 and $257,000,000, respectively. As of March 31, 2000, the Company had used net proceeds from the offerings to invest directly or indirectly, approximately $136,500,000 in 11 hotel Properties, to pay $7,120,800 as deposits on seven additional hotel Properties, to redeem 27,490 Shares of Common Stock for $252,905 and to pay approximately $16,700,000 in Acquisition Fees and certain Acquisition Expenses, leaving approximately $139,500,000 available for investment in Properties and Mortgage Loans.

         On October 26, 1999, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to an additional 45,000,000 Shares of Common Stock ($450,000,000) (the "2000 Offering") in an offering expected to commence immediately following the completion of this offering. The 2000 Offering was declared effective by the Securities and Exchange Commission on May 23, 2000. Of the 45,000,000 Shares of Common Stock expected to be offered, up to 5,000,000 Shares are expected to be available to stockholders purchasing Shares through the Reinvestment Plan. The price per Share and the other terms of the 2000 Offering, including the percentage of gross proceeds payable (i) to the Managing Dealer for Selling Commissions and expenses in connection with the offering and
(ii) to the Advisor for Acquisition Fees, will be substantially the same as those for the Initial Offering and this offering.

         During the period April 1, 2000 through June 1, 2000, the Company received additional net offering proceeds from this offering of approximately $29,000,000 and as of June 1, 2000, had approximately $122,300,000 available for investment in Properties and Mortgage Loans. The Company expects to use the uninvested net proceeds, any additional net proceeds from the sale of Shares in this offering, plus any net proceeds from the sale of Shares in the 2000 Offering to purchase additional Properties and, to a lesser extent, invest in Mortgage Loans. See the section of the Prospectus entitled "Investment Objectives and Policies." In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowings. The Company currently has a $30,000,000 Line of Credit available, as described below. Borrowings on the Line of Credit may be repaid with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. The maximum amount the Company may borrow, absent a satisfactory showing that a higher level of borrowing is appropriate as approved by a majority of the Independent Directors, is 300% of the Company's Net Assets.

         Redemptions

         In October 1998, the Board of Directors elected to implement the Company's redemption plan. Under the redemption plan, the Company elected to redeem Shares, subject to certain conditions and limitations. During the quarter ended March 31, 2000 and the year ended December 31, 1999, 14,605 and 12,885 Shares, respectively, were redeemed at $9.20 per Share for a total of $134,363 and $118,542, respectively. These Shares were retired from Shares outstanding of Common Stock. No Shares were redeemed in 1998 or 1997.

         Indebtedness

         On July 31, 1998, the Company entered into an initial Line of Credit and security agreement with a bank to be used by the Company to acquire hotel Properties. The initial Line of Credit provides that the Company will be able to receive advances of up to $30,000,000 until July 30, 2003, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, as determined by the bank in its reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Advances under the Line of Credit will bear interest at either (i) a rate per annum equal to 318 basis points above the London Interbank Offered Rate (LIBOR) or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition, a fee of 0.5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the Line of Credit will be collateralized by an assignment of rents and leases. In addition, the Line of Credit provides that the Company will not be able to further encumber the applicable hotel Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the Line of Credit. The Company must also pay the bank's attorney's fees, subject to a maximum cap, incurred in connection with the Line of Credit and each advance. In connection with the Line of Credit, the Company incurred a commitment fee, legal fees and closing costs of approximately $138,000. Proceeds from the Line of Credit were used in connection with the purchase of two hotel Properties and the commitment to acquire three additional Properties during 1998. As of March 31, 2000 and December 31, 1999, the Company had no amounts outstanding under the Line of Credit. The Company has not yet received a commitment for any Permanent Financing and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms.

         During the quarter ended March 31, 2000, the Company through the LLC entered into a Tax Increment Financing Agreement with the Philadelphia Authority for Industrial Development ("TIF Note") for $10 million which is collateralized by the LLC's hotel Property. The principal and interest on the TIF Note is expected to be fully paid by the LLC's hotel Property's incremental property taxes over a period of twenty years. The payment of the incremental property taxes is the responsibility of the tenant of the hotel Property. Interest on the TIF Note is 12.85% and payments are due each May, through May 2017. In the event that incremental property taxes are insufficient to cover the principal and interest due, Marriott International, Inc. is required to fund such shortfall pursuant to its guarantee of the TIF Note.

         During the quarters ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997, Affiliates of the Company incurred on behalf of the Company $933,778, $587,498, $3,257,822, $459,250 and $638,274,
respectively, for certain Organizational and Offering Expenses, $81,955, $351,291, $653,231, $392,863 and $26,149, respectively, for certain Acquisition Expenses, and $131,673, $62,145, $325,622, $98,212 and $11,003, respectively, for certain Operating Expenses. As of March 31, 2000, the Company owed the Advisor and other related parties $506,490, for expenditures incurred on behalf of the Company and for Acquisition Fees. The Advisor has agreed to pay or reimburse to the Company all Offering Expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) in excess of three percent of gross offering proceeds.

         Market Risk

         The Company may be subject to interest rate risk through any outstanding balances on its variable rate Line of Credit. The Company may mitigate this risk by paying down any outstanding balances on the Line of Credit from offering proceeds should interest rates rise substantially. There were no amounts outstanding on its variable Line of Credit at March 31, 2000 and December 31, 1999.

         Property Acquisitions and Investments

         As of December 31, 1998, the Company owned two Properties in the Atlanta, Georgia area which were each being operated by the tenant as a Residence Inn by Marriott. In February 1999, the Company executed a series of agreements with Five Arrows pursuant to which the Company and Five Arrows formed a jointly owned real estate investment trust, Hotel Investors, for the purpose of acquiring up to eight Properties. At the time the agreement was entered into, the eight Properties were either newly constructed or in various stages of completion.

         In February 1999 and June 1999, Hotel Investors purchased seven of the eight Properties for an aggregate purchase price of approximately $167 million and paid $3 million as a deposit on the one remaining Property. For a description of the Properties acquired, see the section of the Prospectus entitled "Business -- Property Acquisitions -- Western International Portfolio." The $3 million deposit relating to the eighth Property was refunded to Hotel Investors by the seller in January 2000 as a result of Hotel Investors exercising its option to terminate its obligation to purchase the Property under the purchase and sale agreement.

         In order to fund these purchases, Five Arrows invested approximately $48 million and the Company invested approximately $38 million in Hotel Investors. Hotel Investors funded the remaining amount of approximately $88 million with permanent financing, collateralized by the Hotel Investors Loan. In return for their respective investments, Five Arrows received a 51% common stock interest and the Company received a 49% common stock interest in Hotel Investors. Five Arrows received 48,337 shares of Class A Preferred Stock and the Company received 37,979 shares of Class B Preferred Stock. The Class A Preferred Stock is exchangeable upon demand into Common Stock of the Company, as determined pursuant to a formula that is intended to make the conversion not dilutive to funds from operations (based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts which means net earnings determined in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures) per Share of the Company's Common Stock.

         Cash available for distributions of Hotel Investors is distributed first to Five Arrows with respect to dividends payable on the Class A Preferred Stock. Such dividends are calculated based on Five Arrows' "special investment amount," or $1,294.78 per share, representing the sum of its investment in Hotel Investors and its approximately $14 million investment in the Company, described below, on a per share basis, adjusted for any distributions received from the Company. Then, cash available for distributions is distributed to the Company with respect to its Class B Preferred Stock. Next, cash available for distributions is distributed to 100 CNL Holdings, Inc. and affiliates' associates who each own one share of Class C preferred stock in Hotel Investors, to provide a quarterly, cumulative, compounded eight percent return. All remaining cash available for distributions is distributed pro rata with respect to the interest in the common shares.

         Five Arrows also invested approximately $14 million in the Company through the purchase of Common Stock pursuant to the Company's Initial Offering and this offering, the proceeds of which were used by the Company to fund approximately 38% of its funding commitment to Hotel Investors. During 1999, approximately $3.7 million of this amount was initially treated as a loan due to the stock ownership limitations specified in the Company's Articles of Incorporation at the time of investment. Subsequently, this loan was converted to Common Stock.

         In addition to the above investments, Five Arrows purchased a 10% interest in the Advisor. In connection with Five Arrow's investment in the Company, the Advisor and Hotel Investors, certain Affiliates agreed to waive certain fees otherwise payable to them by the Company. The Advisor is also the advisor to Hotel Investors pursuant to a separate advisory agreement. The Company will not pay the Advisor fees, including the Company's pro rata portion of Hotel Investors' advisory fees, in excess of amounts payable under its Advisory Agreement.

         On November 16, 1999, the Company acquired an 89% interest in the LLC for approximately $58 million. The sole purpose of the LLC is to own and lease the Courtyard by Marriott hotel Property located in Philadelphia, Pennsylvania. This historic Property was recently renovated and converted into a hotel which commenced operations in late November 1999.

         In addition, on December 10, 1999, the Company acquired a newly constructed Property located in Mira Mesa, California, for approximately $15.5 million. The Property is being operated by the tenant as a Residence Inn by Marriott.

         On June 1, 2000, the Company acquired two Wyndham Hotels located in Billerica, Massachusetts and Denver, Colorado, for approximately $43.4 million.

         Hotel Investors, the LLC and the Company, as lessors, have entered into long-term, triple-net leases with operators of Hotel Chains, as described below in "Liquidity Requirements."

         Commitments

         As of June 1, 2000, the Company had initial commitments to acquire 17 additional hotel Properties for an anticipated aggregate purchase price of approximately $278 million. The acquisition of each of these Properties is subject to the fulfillment of certain conditions. In order to acquire all of these Properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or advances on the Line of Credit. In connection with three of these agreements, the Company has a deposit, in the form of a letter of credit, collateralized by a certificate of deposit, amounting to $5 million. In connection with four of the remaining agreements, the Company has a deposit of approximately $2.1 million held in escrow. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these Properties will be acquired by the Company.

         As of June 1, 2000, the Company had not entered into any arrangements creating a reasonable probability a particular Mortgage Loan or Secured Equipment Lease would be funded. The Company is presently negotiating to acquire additional Properties, but as of June 1, 2000, the Company had not acquired any such Properties or entered into any Mortgage Loans.

         Cash and Cash Equivalents

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term (defined as investments with a maturity of three months or less), highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts, which management believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At March 31, 2000, the Company had $142,143,157 invested in such short-term investments as compared to $101,972,441 at December 31, 1999. The increase in the amount invested in short-term investments was primarily attributable to proceeds received from the sale of Shares of Common Stock from this offering. These funds will be used to purchase additional Properties, to make Mortgage Loans, to pay Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders and other Company expenses and, in management's discretion, to create cash reserves.

         During 1999, the Company opened three bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an Affiliate of the Advisor is a stockholder. The amount deposited with this Affiliate at March 31, 2000 and December 31, 1999, was $15,534,326 and $15,275,629, respectively.

         Liquidity Requirements

         The Company expects to meet its short-term liquidity requirements, other than for Offering Expenses, acquisition and development of Properties and investment in Mortgage Loans and Secured Equipment Leases, through cash flow provided by operating activities. The Company believes that cash flow provided by operating activities will be sufficient to fund normal recurring operating expenses, regular debt service requirements and Distributions to stockholders. To the extent that the Company's cash flow provided by operating activities is not sufficient to meet such short-term liquidity requirements as a result, for example, of unforeseen expenses due to tenants defaulting under the terms of their lease agreements, the Company will use borrowings under its Line of Credit.

         Management believes that the Properties are adequately covered by insurance. In addition, the Advisor has obtained contingent liability and property coverage for the Company. This insurance policy is intended to reduce the Company's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to a Property.

         The Company expects to meet its other short-term liquidity requirements, including payment of Offering Expenses, Property acquisitions and development and investment in Mortgage Loans and Secured Equipment Leases, with additional advances under its Line of Credit and proceeds from its offerings. The Company expects to meet its long-term liquidity requirements through short or long-term, unsecured or secured debt financing or equity financing.

         Distributions

         During the quarters ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997, the Company generated cash from operations (which includes cash received from tenants, and dividend, interest and other income received, less cash paid for operating expenses) of $5,827,348, $663,437, $12,890,161, $2,776,965 and $22,469, respectively. Based on cash from operations and dividends due to the Company from Hotel Investors, the Company declared and paid Distributions to its stockholders of $5,522,124, $998,652, $10,765,881, $1,168,145 and $29,776 during the quarters ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997, respectively. In addition, on April 1, May 1 and June 1, 2000, the Company declared Distributions to stockholders of record on April 1, May 1 and June 1, 2000, totalling $2,044,420, $2,133,563 and $2,229,028, respectively (each representing $0.0604 per Share), payable in June 2000. For the quarters ended March 31, 2000 and 1999, approximately 48 percent and 41 percent, respectively, of the Distributions received by stockholders were considered to be ordinary income and approximately 52 percent and 59 percent, respectively, were considered a return of capital for federal income tax purposes. For the years ended December 31, 1999, 1998 and 1997, approximately 75 percent, 76 percent and 100 percent, respectively, of the Distributions received by stockholders were considered to be ordinary income and approximately 25 percent and 24 percent were considered a return of capital for federal income tax purposes for the years ended December 31, 1999 and 1998, respectively. No amounts distributed to the stockholders for the quarters ended March 31, 2000 and 1999, and the years ended December 31, 1999, 1998 and 1997, are required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital.

         Other

         The tenants of the Properties have established FF&E Reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the hotel Properties. Funds in the FF&E Reserve have been paid, granted and assigned to the Company, or in the case of the seven Properties owned indirectly, to Hotel Investors. For the quarters ended March 31, 2000 and 1999, and the years ended December 31, 1999 and 1998, revenues relating to the FF&E Reserve of the Properties directly owned by the Company totalled $159,237, $61,027, $320,356 and $98,099, of which $133,908, $61,027,
$275,630 and $82,407, respectively, was classified as restricted cash. For the quarter ended March 31, 2000 and the year ended December 31, 1999, revenues relating to the FF&E Reserve of the Properties indirectly owned through Hotel Investors totalled $176,221 and $343,264, of which $94,079 and $288,644, respectively, was classified as restricted cash. No such amounts were outstanding or earned during 1997. Due to the fact that the Properties are leased on a long-term, triple-net basis, management does not believe that other working capital reserves are necessary at this time. Management has the right to cause the Company to maintain additional reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in this Prospectus.

         Management expects that the cash to be generated from operations will be adequate to pay Operating Expenses and to make Distributions to stockholders.

RESULTS OF OPERATIONS

         As of March 31, 2000 and December 31, 1999, the Company had acquired 11 Properties, either directly or indirectly, consisting of land, buildings and equipment, and had entered into a long-term, triple-net lease agreement relating to each of these Properties. The Property leases provide for minimum base annual rental payments ranging from approximately $1,204,000 to $6,500,000, which are payable in monthly installments. In addition, certain of the leases also provide that, commencing in the second lease year, the annual base rent required under the terms of the leases will increase. In addition to annual base rent, the tenant pays contingent rent computed as a percentage of gross sales of the Property. The Company's leases also require the establishment of the FF&E Reserves. The FF&E Reserves established for the Properties directly or indirectly owned by the Company, have been reported as additional rent for the quarters ended March 31, 2000 and 1999 and the years ended December 31, 1999 and 1998.

         Comparison of quarter ended March 31, 2000 to quarter ended March 31, 1999

         During the quarters ended March 31, 2000 and 1999, the Company earned rental income from operating leases and FF&E Reserve income of $2,885,131 and $798,645, respectively. No contingent rental income was earned for the quarters ended March 31, 2000 and 1999. The increase in rental income and FF&E Reserve income was due to the fact that the Company owned four Properties during the quarter ended March 31, 2000, as compared to two Properties during the quarter ended March 31, 1999. Because the Company has not yet acquired all of its Properties, revenues for the quarter ended March 31, 2000, represent only a portion of revenues which the Company is expected to earn in future periods.

         During the quarter ended March 31, 2000, the Company owned and leased seven Properties indirectly through its investment in Hotel Investors, as described above in "Liquidity and Capital Resources -- Property Acquisitions and Investments." In connection with its investment, the Company recognized $926,817 in dividend income and $119,803 in equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends, resulting in net earnings attributable to this investment of $807,014.

         During the quarters ended March 31, 2000 and 1999, the Company also earned $1,769,209 and $292,864, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments and other income. The increase in interest income was primarily attributable to increased offering proceeds in the current year being temporarily invested in money market accounts or other short-term, highly liquid investments pending investment in Properties and Mortgage Loans. As net offering proceeds from this offering are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short-term, highly liquid investments is expected to decrease.

         During the quarter ended March 31, 2000, Crestline Capital Corp. ("Crestline") (formerly STC Leasing Associates, LLC, which was acquired by Crestline on March 6, 2000) and City Center Annex Tenant Corporation contributed more than ten percent of the Company's total rental income. In addition, all of the Company's rental income was earned from Properties operating as Marriott brand chains during the quarter ended March 31, 2000. Although the Company intends to acquire additional Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott chains could significantly impact the result of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessees. It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during 2000 and subsequent years.

         Operating expenses, including interest expense and depreciation and amortization expense, were $1,391,580 and $718,533 for the quarters ended March 31, 2000 and 1999, respectively (24.9% and 53.9%, respectively, of total revenues). The increase in the dollar amount of operating expenses during the quarter ended March 31, 2000, as compared to the same period for 1999, was primarily as a result of the Company and the LLC owning two Properties directly during the quarter ended March 31, 1999, compared to four properties during the quarter ended March 31, 2000. This resulted in an increase in Asset Management Fees of $76,857 and an increase in depreciation and amortization expense of $662,883 for the quarter ended March 31, 2000, as compared to the same period for 1999. Additionally, general operating and administrative expenses increased as a result of Company growth, while interest expense, including loan cost amortization, decreased from $200,573 for the quarter ended March 31, 1999 to $8,110 for the quarter ended March 31, 2000. The decrease in interest expense was a result of the Company not having any amounts outstanding on its Line of Credit during the quarter ended March 31, 2000.

         The dollar amount of operating expenses is expected to increase as the Company acquires additional Properties and invests in Mortgage Loans. However, general operating and administrative expenses as a percentage of total revenues is expected to decrease as the Company acquires additional Properties and invests in Mortgage Loans.

         Comparison of year ended December 31, 1999 to year ended December 31, 1998

         During the years ended December 31, 1999 and 1998, the Company earned rental income from operating leases, contingent rental income and FF&E Reserve income of $4,230,995 and $1,316,599, respectively. The 221% increase in rental income, contingent rental income and FF&E Reserve income was due to the fact that the Company owned two Properties for the full year ended December 31, 1999, as compared to two Properties for approximately six months during the year ended December 31, 1998. In addition, the Company invested in two additional Properties during 1999. Because the Company had not yet acquired all of its Properties, revenues for the year ended December 31, 1999, represent only a portion of revenues which the Company is expected to earn in future periods.

         During the year ended December 31, 1999, the Company acquired and leased seven Properties indirectly through its investment in Hotel Investors, as described above in "Liquidity and Capital Resources -- Property Acquisitions and Investments." In connection with its investment, the Company recognized $2,753,506 in dividend income and $778,466 in equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends, resulting in net earnings attributable to this investment of $1,975,040.

         During the years ended December 31, 1999 and 1998, the Company also earned $3,693,004 and $638,862, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments and other income. The 478% increase in interest income was primarily attributable to increased offering proceeds received during 1999 being temporarily invested in money market accounts or other short-term, highly liquid investments pending investment in Properties and Mortgage Loans. As net offering proceeds from this offering are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short-term, highly liquid investments is expected to decrease.

         During the year ended December 31, 1999, two lessees, Crestline (which operates and leases two Properties) and WI Hotel Leasing, LLC (which leases the seven Properties in which the Company owns an interest through Hotel Investors), each contributed more than ten percent of the Company's total rental income (including the Company's share of total rental income from Hotel Investors). In addition, all of the Company's rental income (including the Company's share of total rental income from Hotel Investors) was earned from Properties operating as Marriott brand chains. Although the Company intends to acquire additional Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the Marriott chains could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessees. It is expected that the percentage of total rental income contributed by Crestline will decrease as additional Properties are acquired and leased during 2000 and subsequent years.

         Operating expenses, including interest expense and depreciation and amortization expense, were $2,318,717 and $996,522 for the years ended December 31, 1999 and 1998, respectively (21.7% and 51%, respectively, of total revenues). The increase in operating expenses during the year ended December 31, 1999, as compared to 1998, was primarily as a result of the Company owning two Properties for approximately six months during 1998 compared to a full year during 1999. Additionally, general operating and administrative expenses increased as a result of Company growth, while interest expense decreased from $350,322 for the year ended December 31, 1998 to $248,094 for the year ended December 31, 1999. The decrease in interest expense of 29.2% was the result of the Line of Credit being outstanding for two months in 1999 as compared to the majority of 1998.

         For the year ended December 31, 1999, the Company's Operating Expenses did not exceed the Expense Cap. For the year ended December 31, 1998, the Company's Operating Expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement.

         Comparison of year ended December 31, 1998 to year ended December 31, 1997

         Operations of the Company commenced on October 15, 1997, when the Company received the minimum offering proceeds of $2,500,000. As of December 31, 1998, the Company had acquired two Properties, each consisting of land, building and equipment, and had entered into a long-term, triple-net lease agreement relating to each of the Properties. The Company earned $1,316,599 in rental income from operating leases and FF&E Reserve income from the two Properties during the year ended December 31, 1998.

         During the years ended December 31, 1998 and 1997, the Company earned $638,862 and $46,071, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments. The increase was attributable to offering proceeds being temporarily invested in money market accounts or other short-term, highly liquid investments.

         Operating expenses, including interest expense and depreciation and amortization expense, were $996,522 and $23,219 for the years ended December 31, 1998 and 1997, respectively. Operating expenses increased during the year ended December 31, 1998 as compared to the year ended December 31, 1997, primarily as a result of the fact that the Company did not commence operations until October 15, 1997, and due to the fact that the Company acquired Properties and received advances under the Line of Credit during 1998. As discussed above, for the year ended December 31, 1998, the Company's Operating Expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement. For the year ended December 31, 1997, the Expense Cap was not applicable.

         Other

         The Company has elected, pursuant to Internal Revenue Code Section 856(c)(1), to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company's net earnings. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT for the years ended December 31, 1999, 1998 and 1997. In addition, the Company intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

         The Company anticipates that its leases will be triple-net leases and will contain provisions that management believes will mitigate the effect of inflation. Such provisions will include clauses requiring the payment of contingent rent based on certain gross sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in gross sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Company's Properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the Properties and on potential capital appreciation of the Properties.

         Management of the Company currently knows of no trends that will have a material adverse effect on liquidity, capital resources or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Directors and executive officers of the Company are listed below:

           Name                    Age        Position with the Company
           ----                    ---        -------------------------
James M. Seneff, Jr.                53        Director, Chairman of the Board, and Chief Executive Officer
Robert A. Bourne                    53        Director, Vice Chairman of the Board, and President
Matthew W. Kaplan                   37        Director
Charles E. Adams                    37        Independent Director
Lawrence A. Dustin                  54        Independent Director
John A. Griswold                    51        Independent Director
Craig M. McAllaster                 48        Independent Director
Charles A. Muller                   41        Chief Operating Officer and Executive Vice President
C. Brian Strickland                 37        Vice President of Finance and Administration
Thomas J. Hutchison III             58        Executive Vice President
Jeanne A. Wall                      41        Executive Vice President
Lynn E. Rose                        51        Secretary and Treasurer

         Thomas J. Hutchison III. Executive Vice President. Mr. Hutchison serves as an Executive Vice President of CNL Hospitality Corp., the Advisor of the Company, and Hotel Investors. Mr. Hutchison serves as President and Chief Operating Officer of CNL Real Estate Services, Inc., which is the parent company of CNL Hospitality Corp. and CNL Health Care Corp. He also serves as the Chief Operating Officer of CNL Community Development Corp. In addition, Mr. Hutchison serves as an Executive Vice President of CNL Health Care Properties, Inc. Mr. Hutchison joined CNL Financial Group, Inc. in January 2000 with more than 30 years of senior management and consulting experience in the real estate development and services industries. He currently serves on the board of directors of Restore Orlando, a nonprofit community volunteer organization. Prior to joining CNL, Mr. Hutchison was president and owner of numerous real estate services and development companies. From 1995 to 2000, he was chairman and chief executive officer of Atlantic Realty Services, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed president and chief executive officer of General Development Corporation, a real estate community development company, where he assumed the day-to-day management of the $2.6 billion NYSE-listed company entering re-organization. From 1986 to 1990, he was the chairman and chief executive officer of a number of real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the president and chief executive officer of Murdock Development Corporation and Murdock Investment Corporation, as well as Murdock's nine service divisions. In this capacity, he managed an average of $350 million of new development per year for over nine years. Additionally, he expanded the commercial real estate activities to a national basis, and established both a new extended care division and a hotel division that grew to 14 properties. Mr. Hutchison was educated at Purdue University and the University of Maryland Business School.

         For information regarding other officers and directors see the section of the Prospectus entitled "Management."


                     THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

         The following information updates and replaces "The Advisor" section beginning on page 84 of the Prospectus.

         CNL Hospitality Corp. (formerly CNL Hospitality Advisors, Inc.) is a Florida corporation organized in January 1997 to provide management, advisory and administrative services. The Company originally entered into the Advisory Agreement with the Advisor effective July 9, 1997. CNL Hospitality Corp., as Advisor, has a fiduciary responsibility to the Company and the stockholders.

         The directors and executive officers of the Advisor are as follows:

         James M. Seneff, Jr......................Chairman of the Board, Chief Executive Officer, and Director
         Robert A. Bourne.........................Vice Chairman of the Board, President, and Director
         Matthew W. Kaplan........................Director
         Charles A. Muller........................Chief Operating Officer and Executive Vice President
         C. Brian Strickland......................Senior Vice President of Finance and Administration
         Thomas J. Hutchison III..................Executive Vice President
         Jeanne A. Wall...........................Executive Vice President and Director
         Lynn E. Rose.............................Secretary, Treasurer and Director

         The backgrounds of these individuals are described in the section of the Prospectus entitled "Management -- Directors and Executive Officers."

         Management anticipates that any transaction by which the Company would become self-advised would be submitted to the stockholders for approval.

         The Advisor currently owns 20,000 Shares of Common Stock. The Advisor may not sell these Shares while the Advisory Agreement is in effect, although the Advisor may transfer such Shares to Affiliates. Neither the Advisor, a Director, or any Affiliate may vote or consent on matters submitted to the stockholders regarding removal of the Advisor, Directors, or any of their Affiliates, or any transaction between the Company and any of them. In determining the requisite percentage in interest of Shares of Common Stock necessary to approve a matter on which the Advisor, Directors, and any Affiliate may not vote or consent, any Shares of Common Stock owned by any of them will not be included.


                              CERTAIN TRANSACTIONS

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $2,377,026 and $849,405, respectively, of such fees in connection with the Initial Offering, of which $2,200,516 and $792,832, respectively, was paid by the Managing Dealer as commissions to other broker-dealers. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $6,904,047 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through June 1, 2000, the Company incurred $16,474,391 of such fees in connection with this offering, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, a portion of which may be reallowed to other broker-dealers. For the years ended December 31, 1998 and 1997, the Company incurred $158,468 and $56,627, respectively, of such fees in connection with the Initial Offering, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $460,270 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through June 1, 2000, the Company incurred $1,098,293 of such fees in connection with this offering, the majority of which has been or will be reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         In addition, in connection with this offering, the Company has agreed to issue and sell soliciting dealer warrants to CNL Securities Corp. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 Shares sold by the Managing Dealer. All or a portion of the soliciting dealer warrants may be reallowed to Soliciting Dealers with prior written approval from, and in the sole discretion of, the Managing Dealer, except where prohibited by either federal or state securities laws. The holder of a soliciting dealer warrant will be entitled to purchase one Share of Common Stock from the Company at a price of $12.00 during the five-year period commencing with the date this offering began. No soliciting dealer warrants, however, will be exercisable until one year from the date of issuance. During the quarter ended March 31, 2000, the Company issued approximately 479,000 soliciting dealer warrants. As of March 31, 2000, in connection with this offering, CNL Securities Corp. was entitled to approximately 171,500 additional soliciting dealer warrants for Shares sold during the quarter then ended.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of the total amount raised from the sale of Shares, loan proceeds from Permanent Financing and amounts outstanding on the Line of Credit, if any, at the time of Listing, but excluding that portion of the Permanent Financing used to finance Secured Equipment Leases. For the years ended December 31, 1998 and 1997, the Company incurred $1,426,216 and $509,643, respectively, of such fees in connection with the Initial Offering. In addition, during the period January 1, 1999 through June 17, 1999, the Company incurred $4,712,413 of such fees in connection with the Initial Offering, and during the period June 18, 1999 through June 1, 2000, the Company incurred $9,884,634 of such fees in connection with this offering.

         The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor will receive a monthly Asset Management Fee of one-twelfth of 0.60% of the Company's Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the quarter ended March 31, 2000 and the years ended December 31, 1999 and 1998, the Company incurred $126,422, $106,788 and $68,114, respectively, of such fees.

         The Company incurs Operating Expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement described above, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of 2% of Average Invested Assets or 25% of Net Income (the "Expense Cap"). During the year ended December 31, 1999, the Company's Operating Expenses did not exceed the Expense Cap. During the year ended December 31, 1998, the Company's Operating Expenses exceeded the Expense Cap by $92,733; therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement.

         The Advisor and its Affiliates provide accounting and administrative services to the Company (including accounting and administrative services in connection with the offering of Shares) on a day-to-day basis. For the quarter ended March 31, 2000, and the years ended December 31, 1999, 1998 and 1997, the Company incurred a total of $1,272,443, $4,206,709, $644,189 and $192,224, respectively, for these services, $1,167,684, $3,854,739, $494,729 and $185,335, respectively, of such costs representing stock issuance costs, $735, $124, $9,084 and $0, respectively, representing acquisition related costs and $104,024, $351,846, $140,376 and $6,889, respectively, representing general operating and administrative expenses, including costs related to preparing and distributing reports required by the Securities and Exchange Commission.

         During 1999, the Company opened three bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an Affiliate of the Advisor is a stockholder. The terms and conditions offered by this bank are similar and competitive with terms offered by unrelated banks.

         The Company believes that all amounts paid or payable by the Company to Affiliates are fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.


                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following information updates and replaces the "Distributions" section beginning on page 98 of the Prospectus.

         The following table presents total Distributions and Distributions per
Share:

          2000 Quarter                First
   ----------------------------    -------------
   Total Distributions               $5,522,125
   declared
   Distributions per Share                0.181


          1999 Quarter                First           Second           Third           Fourth            Year
   ----------------------------    -------------    ------------    -------------    ------------    --------------
   Total Distributions                 $998,652      $2,053,964       $3,278,456      $4,434,809       $10,765,881
   declared
   Distributions per Share                0.175           0.181            0.181           0.181             0.718

          1998 Quarter                First           Second           Third           Fourth            Year
   ----------------------------    -------------    ------------    -------------    ------------    --------------
   Total Distributions                 $101,356        $155,730         $362,045        $549,014        $1,168,145
   declared
   Distributions per Share                0.075           0.075            0.142           0.175             0.467

(1) In April, May and June 2000, the Company declared Distributions totalling $2,044,420, $2,133,563 and $2,229,028, respectively, (each representing $0.0604 per Share), payable in June 2000.

(2) For the quarter ended March 31, 2000, the years ended December 31, 1999 and 1998, and the period October 15, 1997 (the date operations of the Company commenced) through December 31, 1997, approximately 48%, 75%, 76% and 100%, respectively, of the Distributions declared and paid were considered to be ordinary income and for the quarter ended March 31, 2000 and the years ended December 31, 1999 and 1998, approximately 52%, 25% and 24%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the periods presented are required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital. Due to the fact that the Company had not yet acquired all of its Properties and was still in the offering stage as of March 31, 2000, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods. In addition, the characterization for tax purposes of Distributions declared for the quarter ended March 31, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000.

(3) Distributions declared and paid for the years ended December 31, 1999 and 1998, represent distribution rates of 7.18% and 4.67%, respectively, of Invested Capital. Distributions for the quarter ended March 31, 2000, represent a distribution rate of 7.25% of Invested Capital on an annualized basis.

         The Company intends to continue to make regular Distributions to stockholders. The payment of Distributions commenced in December 1997. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. Currently, Distributions are declared monthly and paid quarterly during the offering period. In addition, Distributions are expected to be declared monthly and paid quarterly during any subsequent offering, and declared and paid quarterly thereafter. However, in the future, the Board of Directors, in its discretion, may determine to declare Distributions on a daily basis during the offering period. The Company is required to distribute annually at least 95% of its real estate investment trust taxable income (90% in 2001 and thereafter) to maintain its objective of qualifying as a REIT. Generally, income distributed will not be taxable to the Company under federal income tax laws if the Company complies with the provisions relating to qualification as a REIT. If the cash available to the Company is insufficient to pay such Distributions, the Company may obtain the necessary funds by borrowing, issuing new securities, or selling Assets. These methods of obtaining funds could affect future Distributions by increasing operating costs. To the extent that Distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for federal income tax purposes, although such Distributions might not reduce stockholders' aggregate Invested Capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Articles of Incorporation; or distributions of in-kind property as long as the Directors
(i) advise each stockholder of the risks associated with direct ownership of the property, (ii) offer each stockholder the election of receiving in-kind property distributions, and (iii) distribute in-kind property only to those stockholders who accept the Directors' offer.

         Distributions will be made at the discretion of the Directors, depending primarily on net cash from operations (which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a Property consisting of building only, distributions from joint ventures, and interest income from lessees of Equipment and borrowers under Mortgage Loans, less expenses paid) and the general financial condition of the Company, subject to the obligation of the Directors to cause the Company to qualify and remain qualified as a REIT for federal income tax purposes. The Company intends to increase Distributions in accordance with increases in net cash from operations.

                                   APPENDIX B

                              FINANCIAL INFORMATION


             ------------------------------------------------------

          THE UPDATED PRO FORMA FINANCIAL STATEMENTS AND THE UNAUDITED
            FINANCIAL STATEMENTS OF CNL HOSPITALITY PROPERTIES, INC.
          CONTAINED IN THIS ADDENDUM SHOULD BE READ IN CONJUNCTION WITH
          APPENDIX B TO THE ATTACHED PROSPECTUS, DATED MARCH 30, 2000.

             ------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES

                                                                                                          Page
                                                                                                          ----
Pro Forma Consolidated Financial Information (unaudited):

    Pro Forma Consolidated Balance Sheet as of March 31, 2000                                             B-2

    Pro Forma Consolidated Statement of Earnings for the quarter ended March 31, 2000                     B-3

    Pro Forma Consolidated Statement of Earnings for the year ended December 31, 1999                     B-4

    Notes to Pro Forma Consolidated Financial Statements for the quarter ended
      March 31, 2000 and the year ended December 31, 1999                                                 B-5

Updated Unaudited Condensed Consolidated Financial Statements:

    Condensed Consolidated Balance Sheets as of March 31, 2000 and December 31, 1999                      B-8

    Condensed Consolidated Statements of Earnings for the quarters ended March 31, 2000 and 1999          B-9

    Condensed Consolidated Statements of Stockholders' Equity for the quarter ended
      March 31, 2000 and the year ended December 31, 1999                                                 B-10

    Condensed Consolidated Statements of Cash Flows for the quarters ended March 31, 2000 and 1999        B-11

    Notes to Condensed Consolidated Financial Statements for the quarters ended March 31, 2000
      and 1999                                                                                            B-13

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company") gives effect to
(i) the receipt of an initial capital contribution of $200,000 from the Advisor, $338,986,655 in gross offering proceeds from the sale of 33,900,805 shares of common stock and the sale of warrants for the period from inception through March 31, 2000, and the application of such funds to purchase three properties, to acquire an 89 percent interest in a limited liability company which owns one property, to invest in an unconsolidated subsidiary which owned seven properties as of March 31, 2000, to place deposits on eight additional properties, to redeem 27,490 shares of common stock pursuant to the Company's redemption plan, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (ii) the receipt of $31,398,095 in gross offering proceeds from the sale of 3,139,810 additional shares for the period April 1, 2000 through June 1, 2000, (iii) the application of such funds to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2000, includes the transactions described in (i) above, from its historical balance sheet, adjusted to give effect to the transactions in (ii) and (iii) above as if they had occurred on March 31, 2000.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the quarter ended March 31, 2000, includes the historical operating results of the properties described in (i) above from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 1999, to (B) the earlier of (1) the date the property was acquired by the Company or its unconsolidated subsidiary or (2) the end of the pro forma period presented.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000

                                                                                  Pro Forma
                        ASSETS                                  Historical       Adjustments               Pro Forma
                                                               --------------    ---------------         --------------
Land, buildings and equipment on operating leases                $ 111,449,355      $46,277,433  (a)      $157,726,788
Investment in unconsolidated subsidiary                             37,878,065               --             37,878,065
Cash and cash equivalents                                          142,143,157      (17,167,823 )(a)       124,975,334
Restricted cash                                                        409,538               --                409,538
Certificate of deposit                                               5,000,000               --              5,000,000
Receivables                                                            427,240               --                427,240
Prepaid expenses                                                        23,247               --                 23,247
Dividends receivable                                                 1,280,395               --              1,280,395
Loan costs                                                              43,859               --                 43,859
Accrued rental income                                                   78,276               --                 78,276
Other assets                                                        10,388,879         (985,069 )(a)         9,403,810
                                                               ----------------   --------------         --------------
                                                                  $309,122,011      $28,124,541           $337,246,552
                                                               ================   ==============         ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable                                                      $ 10,000,000          $    --            $10,000,000
Accounts payable and accrued expenses                                  892,783         (385,920 ) (a)          506,863
Distribution payable                                                   174,178               --                174,178
Due to related parties                                                 506,490         (375,786 ) (a)          130,704
Security deposits                                                    5,042,054               --              5,042,054
Rents paid in advance                                                  474,912               --                474,912
                                                               ----------------   --------------         --------------
       Total liabilities                                            17,090,417         (761,706 )           16,328,711
                                                               ----------------   --------------         --------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                             --               --                     --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                            --               --                     --
    Common stock, $.01 par value per share.
       60,000,000 authorized shares; issued and
       outstanding 33,873,315 shares; issued and
       outstanding 37,013,125 shares, as adjusted                      338,733           31,398 (a)            370,131
    Capital in excess of par value                                 299,660,797       28,854,849 (a)        328,515,646
    Accumulated distributions in excess of
       net earnings                                                 (5,043,063)              --             (5,043,063)
    Minority interest distributions in excess of
       contributions and accumulated earnings                       (2,924,873)              --             (2,924,873)
                                                               ----------------   --------------         --------------
          Total stockholders' equity                               292,031,594       28,886,247            320,917,841
                                                               ----------------   --------------         --------------
                                                                  $309,122,011     $ 28,124,541           $337,246,552
                                                               ================   ==============         ==============

                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          QUARTER ENDED MARCH 31, 2000

                                                                             Pro Forma
                                                       Historical           Adjustments             Pro Forma
                                                       ------------        --------------         --------------
Revenues:
    Rental income from
       operating leases                                  $ 2,725,894         $  1,810,208  (1)      $  4,536,102
    FF&E reserve income                                     159,237               132,163  (2)           291,400
    Dividend income                                       1,769,209                    --              1,769,209
    Interest and other income                               926,817              (253,758 )(4)           673,059
                                                       -------------      ----------------       ----------------
                                                          5,581,157             1,688,613              7,269,770
                                                       -------------      ----------------       ----------------

Expenses:
    Interest and loan cost amortization                       8,110                    --                  8,110
    General operating and
       administrative                                       295,070                    --                295,070
    Professional services                                    45,337                    --                 45,337
    Asset management fees to
       related party                                        126,422               109,699 (5)            236,121
    Depreciation and amortization                           916,641               642,929 (6)          1,559,570
                                                       -------------      ----------------       ----------------
                                                          1,391,580               752,628              2,144,208
                                                       -------------      ----------------       ----------------

Earnings Before Equity in Loss
    of Unconsolidated Subsidiary
    After Deduction of Preferred
    Stock Dividends and Minority Interest                 4,189,577               935,985              5,125,562

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                              (119,803)                   --               (119,803)

Minority Interest                                          (124,690)                   --               (124,690)
                                                       -------------      ----------------       ----------------

Net Earnings                                             $ 3,945,084          $   935,985           $  4,881,069
                                                       =============      ================       ================

Earnings Per Share of Common Stock (8):
    Basic                                                $      0.13                                $      0.16
                                                       =============                             ================
    Diluted                                              $      0.12                                $      0.15
                                                       =============                             ================

Weighted Average Number of Shares of
    Common Stock Outstanding (8):
       Basic                                             31,200,726                                   31,200,726
                                                       =============                             ================
       Diluted                                           38,622,874                                   38,622,874
                                                       =============                             ================

                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1999

                                                                             Pro Forma
                                                       Historical           Adjustments             Pro Forma
                                                       ------------        --------------         --------------

Revenues:
    Rental income from
       operating leases                                 $ 3,910,639          $  1,978,683  (1)      $  5,889,322
    FF&E reserve income                                     320,356               149,150  (2)           469,506
    Dividend income                                       2,753,506               461,106  (3)         3,214,612
    Interest and other income                             3,693,004              (730,735 )(4)         2,962,269
                                                       -------------      ----------------       ----------------
                                                         10,677,505             1,858,204             12,535,709
                                                       -------------      ----------------       ----------------

Expenses:
    Interest and loan cost amortization                     248,094                    --                248,094
    General operating and
       administrative                                       626,649                    --                626,649
    Professional services                                    69,318                    --                 69,318
    Asset management fees to
       related party                                        106,788               119,908  (5)           226,696
    Depreciation and amortization                         1,267,868               702,766  (6)         1,970,634
                                                       -------------      ----------------       ----------------
                                                          2,318,717               822,674              3,141,391
                                                       -------------      ----------------       ----------------

Earnings Before Equity in Loss
    of Unconsolidated Subsidiary
    After Deduction of Preferred
    Stock Dividends and Minority Interest                 8,358,788             1,035,530              9,394,318

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                              (778,466)             (144,635)(7)           (923,101)

Minority Interest                                           (64,334)                   --                (64,334)
                                                       -------------      ----------------       ----------------

Net Earnings                                             $ 7,515,988          $   890,895           $  8,406,883
                                                       =============      ================       ================

Earnings Per Share of Common Stock (8):
    Basic                                                $     0.47                                 $      0.53
                                                       =============                             ================
    Diluted                                              $     0.45                                 $      0.49
                                                       =============                             ================

Weighted Average Number of Shares of
    Common Stock Outstanding (8):
       Basic                                             15,890,212                                   15,918,577
                                                       =============                             ================
       Diluted                                           21,437,859                                   21,466,224
                                                       =============                             ================

                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Balance Sheet:
----------------------------------------------

(a) Represents gross proceeds of $31,398,095 from the sale of 3,139,810 shares during the period April 1, 2000 through June 1, 2000, used (i) to purchase two properties for $46,277,433 (which includes closing costs of $434,450 and acquisition fees and costs of $2,397,983, which had been recorded as other assets as of March 31, 2000), (ii) to pay acquisition fees and costs of $1,412,914 ($114,197 of which was accrued at March 31, 2000 and which had been capitalized as other assets) and
         (iii) to pay selling commissions and offering expenses of $2,511,848 which have been netted against stockholders' equity (a total of $647,509 of which was accrued as of March 31, 2000).

                                                                    Acquisition
                                                                   Fees and Costs
                                                                    And Closing
                                                                       Costs
                                           Asset Value or            Allocated
                                           Purchase Price          To Investment           Total
                                        ---------------------     -----------------    --------------
         Wyndham in Billerica, MA             $ 25,092,000          $ 1,635,999        $26,727,999

         Wyndham in Denver, CO                  18,353,000            1,196,434         19,549,434
                                         --------------------    -----------------    ---------------

                                              $ 43,445,000          $ 2,832,433        $46,277,433
                                         ====================    =================    ===============

Unaudited Pro Forma Consolidated Statements of Earnings:
-------------------------------------------------------

(1) Represents adjustment to rental income from operating leases for the properties acquired by the Company as of June 1, 2000 (the "Pro Forma Properties"), for the period commencing (A) the later of (i) the date the Pro Forma Property became operational by the previous owner or (ii) January 1, 1999, to (B) the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented. The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings.

                                                                                            Date Pro Forma
                                                                  Date Placed               Property became
                                                                  in Service                Operational as
                                                                by  the Company             Rental Property
                                                                ---------------             ---------------
               Residence Inn in Mira Mesa, CA                  December 10, 1999            September 20, 1999
               Courtyard in Philadelphia, PA                   November 20, 1999            November 20, 1999
               Wyndham in Billerica, MA                        June 1, 2000                 May 15, 1999
               Wyndham in Denver, CO                           June 1, 2000                 November 15, 1999

         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during 1999 and the quarter ended March 31, 2000 that the Company held the properties, no pro forma adjustment was made for percentage rental income for the year ended December 31, 1999 and the quarter ended March 31, 2000.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. In connection therewith, FF&E reserve income was earned at approximately three percent of estimated annual gross revenues, per Pro Forma Property.

(3) Represents adjustment to dividend income earned on the Company's $38,364,157 investment as of December 31, 1999, in the 9.76% Class B cumulative preferred stock of the unconsolidated subsidiary, for the period commencing (A) the later of (i) the date the properties owned by the unconsolidated subsidiary became operational by the previous owner or (ii) January 1, 1999, to (B) the earlier of (i) the date the properties owned by the unconsolidated subsidiary were acquired or (ii) the end of the pro forma period presented. The cash from the Company's investment, along with loan proceeds and funds from an institutional investor were used to purchase seven hotel properties which were operational prior to the Company's investment in the unconsolidated subsidiary. The following presents the actual date the unconsolidated subsidiary properties were acquired or placed in service by the unconsolidated subsidiary as compared to the date the unconsolidated subsidiary's properties were treated as becoming operational for purposes of the Pro Forma Consolidated Statements of Earnings:

                                                                                               Pro Forma
                                                                                          Date Unconsolidated
                                                                  Date Placed                 Subsidiary
                                                                  in Service               Properties became
                                                                    by the                  Operational as
                                                           Unconsolidated Subsidiary        Rental Property
                                                           -------------------------        ---------------

               Residence Inn Las Vegas, NV                     February 25, 1999             January 1, 1999
               Residence Inn Plano, TX                         February 25, 1999             January 1, 1999
               Marriott Suites Dallas, TX                      February 25, 1999             January 1, 1999
               Courtyard Plano, TX                             February 25, 1999             January 1, 1999
               Residence Inn Phoenix, AZ                       June 16, 1999                 May 14, 1999
               Courtyard Scottsdale, AZ                        June 16, 1999                 May 21, 1999
               Courtyard Seattle, WA                           June 16, 1999                 May 22, 1999

(4) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing (A) the later of (i) the dates the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1999, through (B) the earlier of (i) the actual date the Pro Forma Properties and the unconsolidated subsidiary's properties were acquired or (ii) the end of the pro forma period presented, as described in Note (1) and Note (3) above for the year ended December 31, 1999. The estimated pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately four percent per annum by the Company during the year ended December 31, 1999 and the quarter ended March 31, 2000.

(5) Represents increase in asset management fees relating to the Pro Forma Properties and the investment in unconsolidated subsidiary for the period commencing (A) the later of (i) the date the Pro Forma Properties and the unconsolidated subsidiary's properties became operational by the previous owners or (ii) January 1, 1999, through (B) the earlier of (i) the date the Pro Forma Properties and the unconsolidated subsidiary's

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(5) properties were acquired or (ii) the end of the pro forma period presented, as described in Notes (1) and (3) above. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value, including the investment in the unconsolidated subsidiary, as defined in the Company's prospectus.

(6) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

(7) Represents adjustment to equity in loss of unconsolidated subsidiary after deduction of preferred stock dividends for the period commencing
         (A) the date the unconsolidated subsidiary's properties became operational by the previous owner, through (B) the earlier of (i) the date the properties were acquired by the unconsolidated subsidiary or
         (ii) the end of the pro forma period presented, as described in Note
         (3) above. The following represents the Company's share of pro forma net earnings or loss after deduction of preferred stock dividends declared for the pro forma period ending December 31, 1999:

              Unconsolidated Subsidiary Pro Forma
                  Earnings Before Preferred Stock Dividends                                      $ 4,769,743
              8% Class A Cumulative Preferred Stock
                  Dividends (institutional investor)                                              (3,431,011)
              9.76% Class B Cumulative Preferred Stock
                  Dividends (the Company)                                                         (3,214,612)
              8% Class C Cumulative Preferred Stock
                  Dividends (other investors)                                                         (8,000)
                                                                                                ------------
              Pro Forma Net Loss of Unconsolidated Subsidiary
                  After Preferred Stock Dividends                                                $(1,883,880)
                                                                                                ============

              The Company's 49% Interest in the Pro Forma
                  Loss of the Unconsolidated Subsidiary                                         $   (923,101)
                                                                                                ============

(8) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the year ended December 31, 1999 and the quarter ended March 31, 2000.

         As a result of the investment in the unconsolidated subsidiary being treated in the Pro Forma Consolidated Statements of Earnings as invested beginning on January 1, 1999 (the date the first property became operational), the Company assumed additional shares of common stock were sold and net offering proceeds were available for investment on January 1, 1999. Due to the fact that approximately 817,000 of these shares of common stock were actually sold subsequent to January 1, 1999, the weighted average number of shares outstanding for the pro forma year ended December 31, 1999 was adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the year ended December 31, 1999 and the quarter ended March 31, 2000.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                        March 31, 2000         December 31,1999
                                                                       -----------------     ---------------------

                           ASSETS
Land, buildings and equipment on operating leases, less
    accumulated depreciation of $2,484,663 and $1,603,334,
    respectively                                                           $111,449,355          $112,227,771
Investment in unconsolidated subsidiary                                      37,878,065            38,364,157
Cash and cash equivalents                                                   142,143,157           101,972,441
Restricted cash                                                                 409,538               275,630
Certificate of deposit                                                        5,000,000             5,000,000
Dividends receivable                                                          1,280,395             1,215,993
Receivables                                                                     427,240               112,184
Prepaid expenses                                                                 23,247                41,165
Loan costs, less accumulated amortization of $94,737 and
    $86,627, respectively                                                        43,859                51,969
Accrued rental income                                                            78,276                79,399
Other assets                                                                 10,388,879             7,627,565
                                                                         ---------------     -----------------

                                                                           $309,122,011          $266,968,274
                                                                         ===============     =================


                  LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable                                                                $10,000,000               $    --
Accounts payable and accrued expenses                                           892,783               405,855
Distributions payable                                                           174,178                89,843
Due to related parties                                                          506,490               995,500
Security deposits                                                             5,042,054             5,042,054
Rents paid in advance                                                           474,912               255,568
                                                                         ---------------     -----------------
       Total liabilities                                                     17,090,417             6,788,820
                                                                         ---------------     -----------------

Commitments and contingencies (Note 12)

Minority interest                                                                    --             7,124,615
                                                                         ---------------     -----------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                                      --                    --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares                                     --                    --
    Common stock, $.01 par value per share. 60,000,000
         authorized shares, issued and outstanding
          33,873,315 and 28,902,914 shares, respectively                        338,733               289,029
    Capital in excess of par value                                          299,660,797           256,231,833
    Accumulated distributions in excess of net earnings                      (5,043,063)           (3,466,023)
    Minority interest distributions in excess of
         contributions and accumulated earnings                              (2,924,873)                   --
                                                                         ---------------     -----------------
          Total stockholders' equity                                        292,031,594           253,054,839
                                                                         ---------------     -----------------

                                                                           $309,122,011          $266,968,274
                                                                         ===============     =================

          See accompanying notes to consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                              Quarters Ended March 31,
                                                                            2000                  1999
                                                                       ---------------        -------------

Revenues:
    Rental income from operating leases                                  $ 2,725,894            $ 737,618
    FF&E reserve income                                                      159,237               61,027
    Dividend income                                                          926,817              241,843
    Interest and other income                                              1,769,209              292,864
                                                                    -----------------       --------------
                                                                           5,581,157            1,333,352
                                                                    -----------------       --------------

Expenses:
    Interest and loan cost amortization                                        8,110              200,573
    General operating and administrative                                     295,070              193,431
    Professional services                                                     45,337               21,206
    Asset management fees to related party                                   126,422               49,565
    Depreciation and amortization                                            916,641              253,758
                                                                    -----------------       --------------
                                                                           1,391,580              718,533
                                                                    -----------------       --------------
Earnings Before Equity in Loss of Unconsolidated Subsidiary
    After Deduction of Preferred Stock Dividends and Minority
    Interest                                                               4,189,577              614,819

Equity in Loss of Unconsolidated Subsidiary After Deduction of
    Preferred Stock Dividends                                               (119,803)            (184,539)

Minority Interest                                                           (124,690)                  --
                                                                    -----------------       --------------
Net Earnings                                                             $ 3,945,084            $ 430,280
                                                                    =================       ==============

Earnings Per Share of Common Stock:
    Basic                                                                $      0.13            $    0.07
                                                                    =================       ==============
    Diluted                                                              $      0.12            $    0.06
                                                                    =================       ==============

Weighted Average Number of Shares of  Outstanding:
    Basic                                                                 31,200,726            6,419,548
                                                                    =================       ==============
    Diluted                                                               38,622,874            7,812,448
                                                                    =================       ==============



          See accompanying notes to consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          Quarter Ended March 31, 2000 and Year Ended December 31, 1999

                                                                                                        Minority interest
                                                                                                         distributions in
                                               Common stock                             Accumulated      excess of con-
                                         --------------------------     Capital in     distributions     tributions and
                                           Number          Par          excess of     in excess of net     accumulated
                                          of Shares       value         par value        earnings           earnings         Total
                                         ------------   -----------   --------------  ----------------  --------------- ------------
Balance at December 31, 1998               4,321,908      $ 43,219     $37,289,402      $ (216,130)       $      --     $37,116,491

Subscriptions received for
    common stock through public
    offerings and distribution
    reinvestment plan                     24,593,891       245,939     245,692,968              --               --     245,938,907

Retirement of common stock                   (12,885)         (129)       (118,413)             --               --        (118,542)

Stock issuance costs                              --            --     (26,632,124)             --               --     (26,632,124)

Net earnings                                      --            --              --       7,515,988               --       7,515,988

Distributions declared and paid
    ($.72 per share)                              --            --              --     (10,765,881)              --     (10,765,881)
                                         ------------   -----------  ---------------  --------------    -------------- -------------

Balance at December 31, 1999              28,902,914      $289,029    $256,231,833     $(3,466,023)       $      --    $253,054,839

Subscriptions received for
    common stock through public
    offerings and distribution
    reinvestment plan                      4,985,006        49,850      49,525,914              --               --      49,575,764

Retirement of common stock                   (14,605)         (146)       (134,217)             --               --        (134,363)

Stock issuance costs                              --            --      (5,962,733)             --               --      (5,962,733)

Net earnings                                      --            --              --       3,945,084               --       3,945,084

Minority interest distributions in
    excess of contributions and
    accumulated earnings                          --            --              --              --       (2,924,873)     (2,924,873)

Distributions declared and paid
    ($.18 per share)                              --            --              --      (5,522,124)              --      (5,522,124)
                                         ------------   -----------  ---------------  --------------    -------------- -------------

Balance at March 31, 2000                 33,873,315      $338,733    $299,660,797    $ (5,043,063)     $(2,924,873)   $292,031,594
                                         ============   ===========  ===============  ==============    ============== =============


          See accompanying notes to consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Quarters Ended March 31,
                                                                          2000                 1999
                                                                      -------------         ------------
Cash flows from operating activities:
   Net earnings                                                        $ 3,945,084            $ 430,280
    Adjustments to reconcile net earnings to net cash
          provided by operating activities:
        Depreciation                                                       881,329              230,834
        Amortization                                                        43,422               73,724
        Distribution from investment in
          unconsolidated subsidiary, net
          of equity in loss                                                473,512              184,539
        Minority interest                                                  124,690                   --
        Changes in operating assets and
          liabilities:
            Dividends receivable                                           (64,402)            (241,843)
            Receivables                                                   (315,056)                 429
            Prepaid expenses                                                17,918               (7,555)
            Accrued rental income                                            1,123              (15,905)
            Interest payable                                                    --              (36,152)
            Accounts payable and accrued
              expenses                                                     398,103               58,094
            Due to related parties -  operating expenses                   102,281               (9,519)
            Rents paid in advance                                          219,344               (3,489)
                                                                    ---------------      ---------------

                      Net cash provided by operating activities          5,827,348              663,437
                                                                    ---------------      ---------------

Cash flows from investing activities:
      Additions to land, buildings and equipment on
       operating leases                                                   (125,645)                  --
    Investment in unconsolidated subsidiary                                     --          (23,983,718)
    Investment in certificate of deposit                                        --             (730,567)
    Increase in restricted cash                                           (133,908)             (56,682)
    Additions to other assets                                           (2,823,904)          (1,690,852)
                                                                    ---------------      ---------------

                Net cash used in investing activities                   (3,083,457)         (26,461,819)
                                                                    ---------------      ---------------


          See accompanying notes to consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                                        Quarters Ended March 31,
                                                                        2000                 1999
                                                                   ----------------      --------------
Cash flows from financing activities:
    Proceeds from note payable                                          10,000,000                 --
    Repayment of borrowings on line of credit                                   --         (9,600,000)
    Proceeds from convertible loans                                             --          3,684,745
    Subscriptions received from stockholders                            49,575,764         47,730,318
    Distributions to stockholders                                       (5,522,124)          (998,652)
    Distributions to minority interest                                 (10,000,000)                --
    Retirement of common stock                                            (134,363)                --
    Payment of stock issuance costs                                     (6,492,452)        (5,396,076)
    Other                                                                       --            (10,029)
                                                                  -----------------     --------------

         Net cash provided by financing activities                      37,426,825         35,410,306
                                                                  -----------------     --------------

Net increase in cash and cash equivalents                               40,170,716          9,611,924

Cash and cash equivalents at beginning of quarter                      101,972,441         13,228,923
                                                                  -----------------     --------------

Cash and cash equivalents at end of quarter                          $ 142,143,157       $ 22,840,847
                                                                  =================     ==============


Supplemental schedule of non-cash financing activities:

      Distributions declared but not paid to minority
         interest                                                    $     174,178       $         --
                                                                  =================     ==============




          See accompanying notes to consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


1.       Significant Accounting Policies:
         -------------------------------

         Organization and Nature of Business - CNL Hospitality Properties, Inc. was organized in Maryland on June 12, 1996. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are wholly owned subsidiaries of CNL Hospitality Properties, Inc., organized in Delaware in June 1998. CNL Hospitality Partners, LP is a Delaware limited partnership formed in June 1998. CNL Hospitality GP Corp. and CNL Hospitality LP Corp. are the general and limited partners, respectively, of CNL Hospitality Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Hospitality Properties, Inc., CNL Hospitality Partners, LP, CNL Hospitality GP Corp., CNL Hospitality LP Corp. and CNL Philadelphia Annex, LLC (the "LLC").

         The Company was formed primarily to acquire properties (the "Properties") located across the United States to be leased on a long-term, "triple-net" basis to hotel operators. The Company may also provide mortgage financing (the "Mortgage Loans") and furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of hotel chains. The aggregate outstanding principal amount of Secured Equipment Leases will not exceed 10% of gross proceeds from the Company's offerings of shares of common stock.

         The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, CNL Hospitality Properties, Inc., and its wholly owned subsidiaries, CNL Hospitality GP Corp. and CNL Hospitality LP Corp., as well as the accounts of CNL Hospitality Partners, LP and CNL Philadelphia Annex, LLC (an 89% owned limited liability company). All significant intercompany balances and transactions have been eliminated in consolidation. Interest of unaffiliated third party is reflected as minority interest.

         Basis of Presentation - The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter ended March 31, 2000, may not be indicative of the results that may be expected for the year ending December 31, 2000. Amounts as of December 31, 1999, included in the condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date.

         These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1999.

         Certain items in the prior period's financial statements have been reclassified to conform with the 2000 presentation, including a change in the presentation of the cash flow from the direct to the indirect method. These reclassifications had no effect on stockholders' equity or net earnings.

2.       Public Offerings:
         ----------------

         On June 17, 1999, the Company completed its offering of 16,500,000 shares of common stock ($165,000,000) (the "Initial Offering"), which included 1,500,000 shares ($15,000,000) available only to stockholders who elected to participate in the Company's reinvestment plan. Following the completion of the Initial Offering, the Company commenced an offering of up to 27,500,000 additional shares of common stock ($275,000,000) (the "1999 Offering"). The price per share and other terms of the 1999 Offering, including the percentage of gross proceeds payable (i) to the managing dealer for selling commissions and expenses in connection with the offering and (ii) to CNL Hospitality Corp. (the "Advisor") for acquisition fees, are substantially the same for the Company's Initial Offering. As of March 31, 2000, the Company received total subscription proceeds from the Initial Offering, the 1999 Offering and the sale of warrants of $338,733,751 (33,873,375 shares), including $748,625 (74,863 shares) through the reinvestment plan.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


2.       Public Offerings - Continued:
         -----------------------------

         On October 26, 1999, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to 45,000,000 additional shares of common stock ($450,000,000) (the "2000 Offering") in an offering expected to commence immediately following the completion of the Company's 1999 Offering. Of the 45,000,000 shares of common stock to be offered, up to 5,000,000 will be available to stockholders purchasing shares through the reinvestment plan. The price per share and other terms of the 2000 Offering, including the percentage of gross proceeds payable (i) to the managing dealer for selling commissions and expenses in connection with the offering and (ii) to the Advisor for acquisition fees, are substantially the same for the Company's 1999 Offering. The Company expects to use the net proceeds from the 2000 Offering to purchase additional Properties and, to a lesser extent, make Mortgage Loans.

3.       Investment in Unconsolidated Subsidiary:
         ---------------------------------------

         During 1999, the Company with Five Arrows Realty Securities II L.L.C. ("Five Arrows") formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("Hotel Investors"), which acquired seven hotel Properties. In order to fund the acquisition of the Properties, Five Arrows invested approximately $48 million and the Company invested approximately $38 million in Hotel Investors. Hotel Investors funded the remaining amount of approximately $88 million with permanent financing, collateralized by Hotel Investors' interests in the Properties (the "Hotel Investors Loan"). In return for their respective investments, Five Arrows received a 51% common stock interest and the Company received a 49% common stock interest in Hotel Investors. Five Arrows received 48,337 shares of Hotel Investors' 8% Class A cumulative, preferred stock ("Class A Preferred Stock"), and the Company received 37,979 shares of Hotel Investors' 9.76% Class B cumulative, preferred stock ("Class B Preferred Stock"). The Class A Preferred Stock is exchangeable upon demand into common stock of the Company, using an exchange ratio based on the relationship between the Company's operating results and those of Hotel Investors.

         Five Arrows also invested approximately $14 million in the Company through the purchase of common stock pursuant to the Company's Initial Offering and the 1999 Offering, the proceeds of which were used by the Company to fund approximately 38% of its funding commitment to Hotel Investors.

         The following presents condensed financial information for Hotel Investors as of and for the quarter ended and year ended:

                                                                    March 31,         December 31,
                                                                       2000               1999
                                                                 ----------------    ---------------
      Land, buildings and equipment on operating leases, net       $163,941,510      $165,088,059
      Cash and cash equivalents                                       8,578,188         4,884,014
      Loan costs, net                                                   693,092           708,006
      Accrued rental income                                             365,183           283,914
      Prepaid expenses, receivables and other assets                    152,134         3,283,306
      Liabilities                                                    92,250,208        92,229,193
      Redeemable preferred stock - Class A and Class B               86,314,361        85,361,864
      Stockholders' deficit                                          (3,982,913)       (2,915,614)
      Revenues                                                        4,772,528        13,025,978
      Net earnings                                                    1,664,125         4,104,936
      Preferred stock dividends                                       1,908,622         5,693,642
      Loss applicable to common stockholders                           (244,497)       (1,588,706)

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


3.       Investment in Unconsolidated Subsidiary - Continued:
         ---------------------------------------------------

         During the quarter ended March 31, 2000, the Company recorded $926,817 in dividend income and $119,803 in equity in loss after deduction of preferred stock dividends, resulting in net earnings of $807,014 attributable to this investment.

4.       Other Assets:
         ------------

         Other assets consists of acquisition fees and miscellaneous acquisition expenses that will be allocated to future Properties and deposits.

5.       Redemption of Shares:
         ---------------------

         The Company has a redemption plan under which the Company may elect to redeem shares, subject to certain conditions and limitations. During the three months ended March 31, 2000, 14,605 shares of common stock were redeemed and retired.

6.       Indebtedness:
         ------------

         The Company has a line of credit in the amount of $30,000,000 which expires on July 30, 2003. Advances under the line of credit will bear interest at either (i) a rate per annum equal to 318 basis points above the London Interbank Offered Rate (LIBOR) or (ii) a rate per annum equal to 30 basis points above the bank's base rate, whichever the Company selects at the time advances are made. In addition, a fee of .5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the line of credit will be collateralized by the assignment of rents and leases. As of March 31, 2000 and December 31, 1999, the Company had no amounts outstanding under the line of credit.

         During the quarter ended March 31, 2000, the Company through the LLC entered into a Tax Increment Financing Agreement with the Philadelphia Authority for Industrial Development ("TIF Note") for $10 million which is collateralized by the LLC's hotel Property. The principal and interest on the TIF Note is expected to be fully paid by the LLC's hotel Property's incremental property taxes over a period of twenty years. The payment of the incremental property taxes is the responsibility of the tenant of the hotel property. Interest on the TIF
         Note is 12.85% and payments are due each May, through May 2017. In the event that incremental property taxes are insufficient to cover the principal and interest due, Marriott International, Inc. is required to fund such shortfall pursuant to its guarantee of the TIF Note.

7.       Stock Issuance Costs:
         --------------------

         The Company has incurred certain expenses in connection with its offerings of common stock, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings. The Advisor has agreed to pay all organizational and offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross proceeds received from the sale of shares of the Company in connection with the offerings.

         During the three months ended March 31, 2000 and 1999, the Company incurred $5,962,733 and $5,195,324, respectively, in stock issuance costs, including $3,966,001 and $3,345,810, respectively, in commissions and marketing support and due diligence expense reimbursement fees (see Note 9). The stock issuance costs have been charged to stockholders' equity subject to the three percent cap described above.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


8.       Distributions:
         -------------

         For the quarters ended March 31, 2000 and 1999, approximately 48 percent and 41 percent, respectively, of the distributions paid to stockholders were considered ordinary income, and approximately 52 percent and 59 percent, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to the stockholders for the quarters ended March 31, 2000 and 1999 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 2000 may not be indicative of the results that may be expected for the year ended December 31, 2000.

9.       Related Party Transactions:
         --------------------------

         Certain directors and officers of the Company hold similar positions with the Advisor and the managing dealer, CNL Securities Corp. These affiliates are entitled to receive fees and compensation in connection with the offerings, and the acquisition, management and sale of the assets of the Company.

         During the quarters ended March 31, 2000 and 1999, the Company incurred $3,718,126 and $3,136,697 respectively, in selling commissions due to CNL Securities Corp. for services in connection with its offerings. A substantial portion of these amounts ($3,681,508 and $2,927,797, respectively) was or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, a portion of which may be reallowed to other broker-dealers. During the quarters ended March 31, 2000 and 1999, the Company incurred $247,875 and $209,113, respectively, of such fees, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses were paid.

         CNL Securities Corp. will also receive, in connection with the Initial Offering, a soliciting dealer servicing fee payable annually by the Company beginning on December 31 of the year following the year in which the offering is completed in the amount of 0.20% of the stockholders' investment in the Company. CNL Securities Corp. in turn may reallow all or a portion of such fee to soliciting dealers whose clients hold shares on such date. As of March 31, 2000, no such fees had been incurred.

         In addition, in connection with its current offering of common stock, the Company has agreed to issue and sell soliciting dealer warrants ("Soliciting Dealer Warrants") to CNL Securities Corp. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 shares sold by the managing dealer. All or a portion of the Soliciting Dealer Warrants may be reallowed to soliciting dealers with prior written approval from, and in the sole discretion of, the managing dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one share of common stock from the Company at a price of $12.00 during the five year period commencing the date the current offering began. No Soliciting Dealer Warrants, however, will be exercisable until one year from the date of issuance. During the quarter ended March 31, 2000, the Company issued approximately 479,000 Soliciting Dealer Warrants. As of March 31, 2000, in connection with the 1999 Offering, CNL Securities Corp. was entitled to approximately 171,500 additional Soliciting Dealer Warrants for shares sold during the quarter then ended.

         The Advisor is entitled to receive acquisition fees for services in identifying Properties and structuring the terms of leases of the Properties and Mortgage Loans equal to 4.5% of the gross proceeds of the offerings, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the quarters ended March 31, 2000 and 1999, the Company incurred $3,284,373 and $2,106,510, respectively, of such fees. Such fees are included in land, buildings and equipment on operating leases, investment in unconsolidated subsidiary and other assets.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


9.       Related Party Transactions - Continued:
         --------------------------------------

         The Company incurs operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement described below, the Advisor is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters, the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). For the quarter ended March 31, 2000, the Company's operating expenses did not exceed the Expense Cap.

         The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor will receive a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The management fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the management fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year, as the Advisor shall determine. During the quarters ended March 31, 2000 and 1999, the Company incurred $126,422 and $49,565, respectively, of such fees.

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings), on a day-to-day basis. The expenses incurred for these services were classified as follow quarters ended March 31:

                                                                    2000                 1999
                                                                -------------       ---------------
         Stock issuance costs                                    $ 1,167,684             $ 883,881
         General operating and
             administrative expenses                                 104,024                85,731
         Land, buildings and equipment on
             operating leases and other
             assets                                                      735                 3,806
                                                                -------------       ---------------
                                                                  $ 1,272,443            $ 973,418
                                                                =============       ===============

The amounts due to related parties consisted of the following at:

                                                               March 31, 2000        December 31,1999
                                                              -----------------     --------------------
         Due to the Advisor:
              Expenditures incurred on behalf
                 of the Company for accounting
                 and administrative services                       $ 193,167               $ 387,690
              Acquisition fees                                       108,546                 337,797
              Management fees                                             --                  19,642
                                                                -------------        ----------------
                                                                     301,713                 745,129
                                                                -------------        ----------------
         Due to CNL Securities Corp.:
              Commissions                                            191,863                 229,834
              Marketing support and due diligence
                 expense reimbursement fee                            12,791                  16,764
                                                                -------------        ----------------
                                                                     204,654                 246,598
                                                                -------------        ----------------

         Due to other related party                                      123                   3,773
                                                                -------------        ----------------
                                                                   $ 506,490              $ 995,500
                                                                =============        ================

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


9.       Related Party Transactions - Continued:
         --------------------------------------

         During 1999, the Company opened three bank accounts in a bank in which certain officers and directors of the Company serve as directors, and in which an affiliate of the Advisor is a stockholder. The amount deposited with this affiliate was $15,534,326 and $15,275,629 at March 31, 2000 and December 31, 1999, respectively.


10.      Concentration of Credit Risk:
         ----------------------------

         STC Leasing Associates, LLC, which was acquired by Crestline Capital Corp. on March 6, 2000, operates and leases two Properties, and City Center Annex Tenant Corporation contributed more than ten percent of the Company's total rental income for the quarter ended March 31, 2000. In addition, all of the Company's rental income was earned from Properties operating as Marriott(R) brand chains. Although the Company intends to acquire Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of this lessee or the Marriott brand chains could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of these Properties for the ongoing operations of the lessees.

         It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during 2000 and subsequent years.

11.      Earnings Per Share:
         -------------------

         Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if other contracts to issue common stock were exercised and shared in the earnings of the Company. For the quarters ended March 31, 2000 and 1999, approximately 7.4 and 1.4 million shares, respectively, related to the conversion of Hotel Investors' Class A Preferred Stock into the Company's common stock, were considered dilutive after the application of the "if converted method" and were included in the denominator of the diluted EPS calculation. The numerator in the diluted EPS calculation includes an adjustment for the net earnings of Hotel Investors for the applicable period.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


11.      Earnings Per Share - Continued:
         -------------------------------

         The following represents the calculation of earnings per share and the weighted average number of shares of potentially dilutive common stock for the quarters ended March 31:

                                                                                    2000                 1999
                                                                                --------------      ---------------
Basic Earnings Per Share:
   Net earnings                                                                    $3,945,084            $ 430,280
                                                                                ==============      ===============

   Weighted average number of shares outstanding                                   31,200,726            6,419,548
                                                                                ==============      ===============

   Basic earnings per share                                                       $      0.13            $    0.07
                                                                                ==============      ===============

Diluted Earnings Per Share:
   Net earnings                                                                   $ 3,945,084            $ 430,280

   Additional income attributable to investment in unconsolidated
      subsidiary assuming all Class A Preferred Shares were converted                 857,241               71,479
                                                                                --------------      ---------------

         Adjusted net earnings assuming dilution                                  $ 4,802,325            $ 501,759
                                                                                ==============      ===============

Weighted average number of shares outstanding                                      31,200,726            6,419,548

Assumed conversion of Class A Preferred Stock                                       7,422,148            1,392,900
                                                                                --------------      ---------------

         Adjusted weighted average number of
         shares outstanding                                                        38,622,874            7,812,448
                                                                                ==============      ===============

Diluted earnings per share                                                        $      0.12            $    0.06
                                                                                ==============      ===============

12.      Commitments and Contingencies:
         -----------------------------

         The Company has commitments to acquire six hotel Properties for an anticipated aggregate purchase price of approximately $148 million. In connection with these commitments, the Company has deposits of approximately $6.6 million held in escrow. Additionally, the Company has refundable deposits on two hotel properties that are currently under negotiations in the amount of $500,000.

         In connection with the acquisition of two Properties in 1998, the Company may be required to make an additional payment (the "Earnout Amount") of up to $1 million if certain earnout provisions are achieved by July 31, 2001. After July 31, 2001, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Amount is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.44), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any amount paid. As of March 31, 2000, approximately $97,000 was payable under this agreement.

         In addition, in connection with the acquisition of the 89% interest in the LLC, the Company and the minority interest holder each have the right to obligate the other to sell or buy, respectively, the 11% interest in the LLC. These rights are effective five years after the hotel's opening which is November 2004. The price for the 11% interest is equal to 11% of the lesser of (a) an amount equal to the product of
         8.5 multiplied times net house profit (defined as total hotel revenues less property expenses) for the 13 period accounting year preceding the notice of the option exercise, or (b) the appraised fair market value.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


13.      Subsequent Events:
         -----------------

         During the period April 1, 2000 through April 24, 2000, the Company received subscription proceeds for an additional 1,250,000 shares ($12,500,000) of common stock.

         On April 1, 2000, the Company declared distributions totaling $2,044,420, or $0.0604 per share of common stock, payable in June 2000, to stockholders of record on April 1, 2000.

         On April 18, 2000, the Company announced its intent to purchase two hotel properties for an aggregate purchase price of approximately $44 million. In connection with these two properties, the Company may be required to make an additional payment (the "Earnout Provision") not to exceed $2,471,500 if certain earnout provisions are achieved by the thirty-sixth month following the closing date of the two properties ("Earnout Termination Date"). After the Earnout Termination Date, the Company will no longer be obligated to make any payments under the earnout provision. The Earnout Provision is equal to the difference between earnings before interest, taxes, depreciation and amortization expense adjusted by the earnout factor (7.33), and the initial purchase price. Rental income will be adjusted upward in accordance with the lease agreements for any amount paid.

                      INDEX TO OTHER FINANCIAL INFORMATION


The following summarized financial information is filed as part of this report as a result of Marriott International, Inc. ("Marriott") guaranteeing lease payments for two tenants relating to properties representing more than 20 percent of the Company's total assets as of March 31, 2000. The summarized financial information presented for Marriott as of March 24, 2000 and for the quarter ended March 24, 2000, was obtained from the Form 10-Q/A filed by Marriott with the Securities and Exchange Commission for the quarter ended March 24, 2000.

                                                                         Page
                                                                         ----
Marriott International, Inc. and Subsidiaries:

    Selected Financial Data for the quarter ended March 24, 2000         B-22

                           OTHER FINANCIAL INFORMATION

                  Marriott International, Inc. and Subsidiaries
                             Selected Financial Data
                      (in Millions, except per share data)


Condensed Consolidated Balance
------------------------------
Sheet Data:
-----------

                                                              March 24, 2000
                                                           ------------------

Current assets                                                    $1,564
Noncurrent assets                                                  5,986
Current liabilities                                                1,669
Noncurrent liabilities                                             3,091


Condensed Consolidated Statement of
-----------------------------------
Income Data:
------------
                                                             March 24, 2000
                                                           ------------------

Gross revenues                                                    $2,172

Costs and expenses                                                 2,078

Net income                                                            94

Basic earnings per share                                             .39

Diluted earnings per share                                           .37

                                   APPENDIX E

                             STATEMENT OF ESTIMATED
                            TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION

             ------------------------------------------------------

           THE STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS BEFORE
         DIVIDENDS PAID DEDUCTION IN THIS ADDENDUM UPDATES AND REPLACES
           APPENDIX E TO THE ATTACHED PROSPECTUS, DATED MARCH 30, 2000.

             ------------------------------------------------------

                        CNL HOSPITALITY PROPERTIES, INC.
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
                       PROPERTIES ACQUIRED FROM INCEPTION
                              THROUGH JUNE 1, 2000
                For the Year Ended December 31, 1999 (Unaudited)

         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of each Property acquired, directly or indirectly, by the Company from inception through June 1, 2000. The statement presents unaudited estimated taxable operating results for each Property that was operational as if the Property (i) had been acquired the earlier of (a) the actual date acquired by the Company or (b) January 1, 1999, and (ii) had been operational during the period January 1, 1999 through December 31, 1999. The schedule should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

                                                         Residence Inn by Marriott                  Residence Inn by Marriott
                                                         Buckhead (Lenox Park) (1)                     Gwinnett Place (1)
                                                      ---------------------------------          --------------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                             $1,668,185                                  $1,220,977

FF&E Reserve Income (6)                                           166,584                                     127,865

Asset Management Fees  (7)                                        (94,388)                                    (69,085)

Interest Expense (8)                                                   --                                          --

General and Administrative
    Expenses  (9)                                                (132,144)                                    (96,719)
                                                             --------------                             ---------------

Estimated Cash Available from
    Operations                                                  1,608,237                                   1,183,038

Depreciation and Amortization
    Expense  (10) (11)                                           (569,033)                                   (425,414)
                                                             --------------                             ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                             $1,039,204                                   $ 757,624
                                                             ==============                             ===============

                                                  Residence Inn by Marriott
                                                         Mira Mesa
                                               --------------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                       $1,542,300

FF&E Reserve Income (6)                                      32,000

Asset Management Fees  (7)                                  (93,232)

Interest Expense (8)                                             --

General and Administrative
    Expenses  (9)                                          (123,384)
                                                     ----------------

Estimated Cash Available from
    Operations                                            1,357,684

Depreciation and Amortization
    Expense  (10) (11)                                     (409,488)
                                                     ----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                        $ 948,196
                                                     ================

                                  See Footnotes

                                                      Marriott Suites by Marriott                 Residence Inn by Marriott
                                                           Market Center (2)                          Hughes Center (2)
                                                    --------------------------------           ---------------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                             $1,665,666                                  $1,671,913

FF&E Reserve Income (6)                                            57,356                                      59,061

Asset Management Fees  (7)                                        (96,942)                                    (97,305)

Interest Expense (8)                                             (655,617)                                   (647,853)

General and Administrative
    Expenses  (9)                                                (133,254)                                   (133,753)
                                                             --------------                             ---------------

Estimated Cash Available from
    Operations                                                    837,209                                     852,063

Depreciation and Amortization
    Expense  (10) (11)                                           (525,525)                                   (472,372)
                                                             --------------                             ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                              $ 311,684                                   $ 379,691
                                                             ==============                             ===============


                                              Residence Inn by Marriott
                                                  Dallas Plano (2)
                                            -------------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                      $590,198

FF&E Reserve Income (6)                                   18,694

Asset Management Fees  (7)                               (34,349)

Interest Expense (8)                                    (215,294)

General and Administrative
    Expenses  (9)                                        (47,216)
                                                   ---------------

Estimated Cash Available from
    Operations                                           312,033

Depreciation and Amortization
    Expense  (10) (11)                                  (184,169)
                                                   ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                     $ 127,864
                                                   ===============

                                  See Footnotes

                                                            Courtyard by Marriott                         Courtyard by Marriott
                                                           Scottsdale Downtown (2)                           Lake Union (2)
                                                       --------------------------------                ----------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                                $990,821                                      $1,808,515

FF&E Reserve Income (6)                                             13,884                                          51,932

Asset Management Fees  (7)                                         (57,666)                                       (105,256)

Interest Expense  (8)                                             (403,572)                                       (707,322)

General and Administrative
    Expenses  (9)                                                  (79,266)                                       (144,681)
                                                             ---------------                                ----------------

Estimated Cash Available from
    Operations                                                     464,201                                         903,188

Depreciation and Amortization
    Expense  (10) (11)                                            (226,498)                                       (542,248)
                                                             ---------------                                ----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                               $ 237,703                                       $ 360,940
                                                             ===============                                ================




                                                  Residence Inn by Marriott
                                                     Phoenix Airport (2)
                                                -------------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                        $1,078,591

FF&E Reserve Income (6)                                       15,347

Asset Management Fees  (7)                                   (62,774)

Interest Expense  (8)                                       (396,454)

General and Administrative
    Expenses  (9)                                            (86,288)
                                                        --------------

Estimated Cash Available from
    Operations                                               548,422

Depreciation and Amortization
    Expense  (10) (11)                                      (338,234)
                                                        --------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                         $ 210,188
                                                        ==============

                                  See Footnotes

                                                        Courtyard by Marriott                         Courtyard by Marriott
                                                           Legacy Park (2)                          Philadelphia Downtown (3)
                                                   ---------------------------------            ----------------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                            $641,250                                    $ 5,785,000

FF&E Reserve Income (6)                                         18,073                                        161,674

Asset Management Fees  (7)                                     (37,321)                                      (309,060)

Interest Expense  (8)                                         (247,351)                                            --

General and Administrative
    Expenses  (9)                                              (51,300)                                      (462,800)
                                                          --------------                                ---------------

Estimated Cash Available from
    Operations                                                 323,351                                      5,174,814

Depreciation and Amortization
    Expense  (10) (11)                                        (201,256)                                    (1,804,256)
                                                          --------------                                ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                            $122,095                                    $ 3,370,558
                                                          ==============                                ===============



                                                              Wyndham
                                                           Billerica (4)
                                                    ----------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                          $2,509,200

FF&E Reserve Income (6)                                         64,190

Asset Management Fees  (7)                                    (150,552)

Interest Expense  (8)                                               --

General and Administrative
    Expenses  (9)                                             (513,520)
                                                      -----------------

Estimated Cash Available from
    Operations                                               1,909,318

Depreciation and Amortization
    Expense  (10) (11)                                        (787,694)
                                                      -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                          $1,121,624
                                                      =================

                                  See Footnotes

                                                               Wyndham
                                                        Denver Tech Center (4)                                Total
                                                   ---------------------------------                      ---------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (5)                                          $1,835,300                                     $23,007,916

FF&E Reserve Income (6)                                         41,540                                         828,200

Asset Management Fees  (7)                                    (110,118)                                     (1,318,048)

Interest Expense  (8)                                               --                                      (3,273,463)

General and Administrative
    Expenses  (9)                                             (332,320)                                     (2,336,645)
                                                          --------------                                ---------------

Estimated Cash Available from
    Operations                                               1,434,402                                      16,907,960

Depreciation and Amortization
    Expense  (10) (11)                                        (600,411)                                     (7,086,598)
                                                          --------------                                ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                            $833,991                                      $9,821,362
                                                          ==============                                ===============


                                  See Footnotes

--------------------------------

FOOTNOTES:

(1) The lessee of the Buckhead (Lenox Park) and Gwinett Place Properties is the same unaffiliated lessee.

(2) In February 1999, the Company formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("CHI") with Five Arrows Realty Securities II, L.L.C. to acquire seven hotel Properties. The Company has a 49% ownership interest in CHI. The seven hotel Properties are the Legacy Park, Market Center, Hughes Center, Dallas Plano, Scottsdale Downtown, Lake Union and Phoenix Airport Properties. The lessee of these seven hotel Properties is the same unaffiliated lessee. For purposes of this table, the balances presented represent the 49% interest owned by the Company.

(3) In November 1999, the Company acquired an 89% interest in CNL Philadelphia Annex, LLC (formerly known as Courtyard Annex, L.L.C.) to own and lease one hotel Property. The hotel Property is the Philadelphia Downtown Property. For purposes of this table, the balances presented represent the 89% interest owned by the Company.

(4) The lessee of the Wyndham Billerica and the Wyndham Denver Tech Center Properties is the same unaffiliated lessee.

(5) Rental income does not include percentage rents, which will become due if specified levels of gross receipts are achieved.

(6) Reserve funds will be used for the replacement and renewal of furniture, fixtures and equipment related to the Properties ("FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with the funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. FF&E Reserve income earned is estimated at three percent of projected hotel gross receipts. In connection therewith, FF&E Reserve income will be earned at 1% of gross revenues for the lease years one through four and has been estimated based on projected gross revenues.

(7) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Hospitality Corp. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(8) Estimated at 7.625% per annum based on the bank's base rate as of February 24, 1999 and June 21, 1999, assuming $88 million was borrowed to acquire the Legacy Park, Market Center, Hughes Center, Dallas Plano, Scottsdale Downtown, Lake Union and Phoenix Airport Properties. For purposes of this table, the amounts presented represent the 49% interest owned by the Company.

(9) Estimated at 8% of gross rental income, based on the previous experience of AffiliateS of the Advisor with another public REIT. Amount does not include soliciting dealer servicing fee due to the fact that the Company did not incur such fee for the year ended December 31, 1999.

(10) The estimated federal tax basis of the depreciable portion of the Properties and the number of years the assets have been depreciated on the straight-line method is as follows (the balances are presented at the Company's 49% interest in CHI and the 89% interest in CNL Philadelphia Annex, LLC):